                                                                     EXHIBIT 2.2

================================================================================

                            PARENT COMPANY AGREEMENT

                                  BY AND AMONG

                        ENTERPRISE PRODUCTS PARTNERS L.P.
                           ENTERPRISE PRODUCTS GP, LLC
                          ENTERPRISE PRODUCTS GTM, LLC

                                       AND

                        SABINE RIVER INVESTORS I, L.L.C.
                        SABINE RIVER INVESTORS II, L.L.C.
                         EL PASO EPN INVESTMENTS, L.L.C.
                               EL PASO CORPORATION
                          GULFTERRA GP HOLDING COMPANY


                                DECEMBER 15, 2003


================================================================================

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS..........................................................................................2
   Section 1.1    Definitions..................................................................................2
   Section 1.2    Rules of Construction.......................................................................12

ARTICLE II PURCHASE AND SALE..................................................................................13
   Section 2.1    Step One Closing............................................................................13
   Section 2.2    Step Two Closing............................................................................14

ARTICLE III REPRESENTATIONS AND WARRANTIES....................................................................16
   Section 3.1    Representations and Warranties of El Paso Parent and
                   El Paso GP Holdco Concerning the Transaction...............................................16
   Section 3.2    Representations and Warranties of El Paso Parent and the Unitholders........................19
   Section 3.3    Representations and Warranties of Enterprise Parties Concerning the Transaction.............21
   Section 3.4    Representations and Warranties Concerning GulfTerra GP and GulfTerra MLP....................23

ARTICLE IV COVENANTS AND AGREEMENTS...........................................................................34
   Section 4.1    Conduct of Business.........................................................................34
   Section 4.2    Access to Information.......................................................................34
   Section 4.3    Certain Filings.............................................................................34
   Section 4.4    Debt Tender Offers and New Debt Offering....................................................35
   Section 4.5    No Solicitation.............................................................................36
   Section 4.6    GulfTerra Asset Separation..................................................................37
   Section 4.7    Commercially Reasonable Efforts; Further Assurances.........................................37
   Section 4.8    No Public Announcement......................................................................38
   Section 4.9    Expenses....................................................................................38
   Section 4.10   FIRPTA Certificate..........................................................................38
   Section 4.11   Termination of G&A Services Agreement.......................................................38
   Section 4.12   Agreement Not to Use Exchange Rights........................................................38
   Section 4.13   Letter of GulfTerra MLP's Accountants.......................................................38
   Section 4.14   Regulatory Issues...........................................................................39
   Section 4.15   Transition Services.........................................................................40
   Section 4.16   Covenants Regarding Unitholders.............................................................41
   Section 4.17   Tax Matters.................................................................................41
   Section 4.18   Allocation of Partnership Liabilities Among Partners........................................41
   Section 4.19   El Paso Parent Payment......................................................................42
   Section 4.20   GulfTerra Employees.........................................................................42
   Section 4.21   GulfTerra Plans.............................................................................42

ARTICLE V REMEDIES FOR DEFAULT................................................................................43
   Section 5.1    Indemnity Regarding Section 3.1 Representations and Selected Covenants......................43
   Section 5.2    Indemnity Regarding Section 3.2 Representations and Selected Covenants......................43
   Section 5.3    Indemnity Regarding Section 3.3 Representations and Selected Covenants......................43

                                       (i)


   Section 5.4    Indemnity Regarding Breach of Section 3.4 Representations and Selected Covenants............43
   Section 5.5    Survival of Representations.................................................................44
   Section 5.6    Enforcement of this Agreement...............................................................44
   Section 5.7    Exclusive Remedy............................................................................44
   Section 5.8    General Limitation of Damages...............................................................44
   Section 5.9    No Waiver Relating to Claims for Fraud/Willful Misconduct...................................44

ARTICLE VI MISCELLANEOUS......................................................................................45
   Section 6.1    Notices.....................................................................................45
   Section 6.2    Governing Law; Jurisdiction; Waiver of Jury Trial...........................................46
   Section 6.3    Entire Agreement; Amendments and Waivers....................................................46
   Section 6.4    Binding Effect and Assignment...............................................................46
   Section 6.5    Severability................................................................................47
   Section 6.6    Execution...................................................................................47
   Section 6.7    Disclosure Letters..........................................................................47

                                    EXHIBITS

Exhibit 2.1(d)(i)     Form of Legal Opinion from Andrews Kurth LLP
Exhibit 2.1(d)(ii)    Form of Legal Opinion from Akin Gump Strauss Hauer & Feld LLP
Exhibit 2.2(c)        Form of Second Amended and Restated Limited Liability Company Agreement of Enterprise
                      Products GP, LLC

                                    SCHEDULES

Schedule 1            GulfTerra MLP's Equity Interests

                                      (ii)

                            PARENT COMPANY AGREEMENT

         This PARENT COMPANY AGREEMENT (this "Agreement"), dated as of December 15, 2003 (the "Execution Date"), is entered into by and among (a) El Paso Corporation, a Delaware corporation ("El Paso Parent"), Sabine River Investors I, L.L.C., a Delaware limited liability company ("El Paso Sub 1"), Sabine River Investors II, L.L.C., a Delaware limited liability company ("El Paso Sub 2"), El Paso EPN Investments, L.L.C., a Delaware limited liability company ("El Paso Sub 3," and collectively with El Paso Sub 1 and El Paso Sub 2, the "Unitholders"), and GulfTerra GP Holding Company, a Delaware corporation ("El Paso GP Holdco," and collectively with the Unitholders, the "El Paso Parent Parties"), and (b) Enterprise Products GP, LLC, a Delaware limited liability company ("Enterprise GP"), Enterprise Products Partners L.P., a Delaware limited partnership ("Enterprise MLP"), and Enterprise Products GTM, LLC ("Enterprise GTM," and collectively with Enterprise MLP and Enterprise GP, the "Enterprise Parties").

                                   WITNESSETH:

         WHEREAS, El Paso Parent owns, directly or indirectly, 100% of the outstanding equity interests in each of the El Paso Parent Parties; and

         WHEREAS, El Paso GP Holdco owns 100% of the Class B Membership Interest in GulfTerra Energy Company, L.L.C. ("GulfTerra GP"), and GulfTerra GP is the sole general partner of, and owns 100% of the 1% general partner interest in, GulfTerra Energy Partners, L.P. ("GulfTerra MLP"); and

         WHEREAS, subject to the terms and conditions set forth herein, El Paso GP Holdco desires to sell to Enterprise GTM, and Enterprise GTM desires to purchase from El Paso GP Holdco, a Class C Membership Interest in GulfTerra GP having a 50% Sharing Ratio; and

         WHEREAS, El Paso GP Holdco is and, on the date hereof, El Paso GP Holdco and Enterprise GTM will be, parties to that certain Second Amended and Restated Limited Liability Company Agreement of GulfTerra Energy Company, L.L.C., of even date herewith (the "Second Amended and Restated GulfTerra GP LLC Agreement"); and

         WHEREAS, pursuant to the Merger Agreement (the "Merger Agreement"), of even date herewith, by and among (a) Enterprise MLP, Enterprise GP and Enterprise Products Management LLC, a Delaware limited liability company ("Enterprise Merger Sub"), and (b) GulfTerra MLP and GulfTerra GP, Enterprise Merger Sub will, on the terms and conditions set forth in the Merger Agreement, merge with and into GulfTerra MLP, with GulfTerra MLP surviving such merger; and

         WHEREAS, the Conflicts and Audit Committee and the Board of Directors of GulfTerra GP has approved and adopted the Merger Agreement and has recommended that the holders of outstanding units of GulfTerra MLP vote "for" approval and adoption of the Merger Agreement; and

         WHEREAS, approval of the Merger Agreement by a majority of the holders of the outstanding GulfTerra Common Units and GulfTerra Series C Units, each voting separately as a class, is a condition to the consummation of the Merger; and

         WHEREAS, the Unitholders own (beneficially and of record) the number of GulfTerra Units (as defined below) listed on Schedule 1 hereto; and

         WHEREAS, the 10,937,500 GulfTerra Series C Units owned by El Paso Sub 3 constitute all of the units of that class issued and outstanding on the date hereof; and

         WHEREAS, as a condition to entering into the Merger Agreement, Enterprise GP has required that the Unitholders agree, and the Unitholders have so agreed, to enter into this Agreement and the GulfTerra Proxy (as defined below); and

         WHEREAS, subject to the terms and conditions hereof, the Unitholders desire to sell, and Enterprise MLP desires to purchase, certain of the GulfTerra Units owned by the Unitholders; and

         WHEREAS, subject to the terms and conditions hereof, El Paso GP Holdco and Enterprise GP desire to have El Paso GP Holdco contribute its remaining membership interest with a 50% Sharing Ratio in GulfTerra GP to Enterprise GP in exchange for a newly issued 50% membership interest in Enterprise GP; and

         WHEREAS, Enterprise GP desires to contribute such remaining membership interest having a 50% Sharing Ratio in GulfTerra GP to Enterprise MLP;

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

         "affiliate" has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.

         "Agreement" has the meaning set forth in the Preamble.

         "Business Day" means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

         "Class A Membership Interest" has the meaning set forth in the GulfTerra GP LLC Agreement.

         "Class A Transaction Agreements" means the Transaction Agreements (as defined in the Purchase and Sale Agreement by and between the El Paso Sub 1 and Goldman, dated October 2, 2003).

         "Class B Membership Interest" has the meaning set forth in the GulfTerra GP LLC Agreement or, as applicable, the Second Amended and Restated GulfTerra GP LLC Agreement.

         "Class C Membership Interest" has the meaning set forth in the Second Amended and Restated GulfTerra GP LLC Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" means that certain Confidentiality Agreement dated April 4, 2002 between Enterprise Products Company, Enterprise MLP, El Paso Parent and GulfTerra MLP.

         "Continuing Employees" has the meaning set forth in Section 4.20.

         "Damages" means claims, liabilities, damages, penalties, judgments, assessments, losses, costs, expenses, including reasonable attorneys' fees and expenses, incurred by the party seeking indemnification under this Agreement.

         "Delaware Courts" has the meaning set forth in Section 6.2.

         "Designated Severance Plans" has the meaning set forth in Section 3.4(p)(i).

         "Direct Costs" has the meaning set forth in Section 4.15(c).

         "Effective Time" has the meaning assigned to such term in the Merger Agreement.

         "El Paso Disclosure Letter" means the disclosure letter for this Agreement and the Merger Agreement dated the Execution Date.

         "El Paso Field Services Entities" means El Paso Field Operations Company, El Paso Field Services Holding Company, CFS Louisiana Midstream Company, El Paso Dauphin Island Company, LLC and El Paso Gas Gathering & Processing Company.

         "El Paso GP Holdco" has the meaning set forth in the Preamble.

         "El Paso Parent" has the meaning set forth in the Preamble.

         "El Paso Parent Consent Decree" means the Decision and Order of the Federal Trade Commission, Docket No. C-3996, issued to El Paso Parent on March 19, 2001.

         "El Paso Parent Consent Decree Assets" means the assets owned by any of the Enterprise Partnership Group Entities that were purchased pursuant to the El Paso Parent Consent Decree.

         "El Paso Parent Parties" has the meaning set forth in the Preamble.

         "El Paso Parties" means El Paso Parent and the El Paso Parent Parties.

         "El Paso Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA), all employment and severance agreements (or consulting agreements with natural persons) and any employee compensation plan, including any pension, retirement, profit sharing, stock or unit option, stock or unit purchase, restricted stock or unit, bonus, health, life, disability or fringe benefit plan sponsored or maintained by, participated in or contributed to by or required to be contributed to by, El Paso Parent or any subsidiary of El Paso Parent.

         "El Paso Sub 1" has the meaning set forth in the Preamble.

         "El Paso Sub 2" has the meaning set forth in the Preamble.

         "El Paso Sub 3" has the meaning set forth in the Preamble.

         "El Paso Unitholders' Meeting" has the meaning set forth in Section
4.3.

         "Encumbrances" means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

         "Enterprise Common Units" means the Common Units of Enterprise MLP issued pursuant to the Enterprise Partnership Agreement.

         "Enterprise Disclosure Letter" means the disclosure letter for this Agreement and the Merger Agreement dated the Execution Date.

         "Enterprise GP" has the meaning set forth in the Preamble.

         "Enterprise GP Interests" has the meaning set forth in Section 2.2(c).

         "Enterprise GP LLC Agreement" has the meaning set forth in Section 2.2(c).

         "Enterprise GTM" has the meaning set forth in the Preamble.

         "Enterprise Material Adverse Effect" means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the Enterprise Partnership Group Entities (taken as a whole), that is, or could reasonably be expected to be material and adverse to the Enterprise Partnership Group Entities (taken as a whole) or materially and adversely affects the ability of the Enterprise Parties to consummate the transactions contemplated by this Agreement and the Merger Agreement; provided, however, that an Enterprise Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any Enterprise Partnership Group Entity (or any Enterprise Partially Owned Entity) directly or indirectly arising out of or attributable to (a) any decrease in the market price of Enterprise

MLP's publicly traded securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute an Enterprise Material Adverse Effect), (b) the general state of the industries in which the Enterprise Partnership Group Entities and the Enterprise Partially Owned Entities operate, (c) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by the Enterprise Partnership Group Entities and the Enterprise Partially Owned Entities, or (d) the announcement or proposed consummation of this Agreement and the Merger Transactions.

         "Enterprise Merger Sub" has the meaning set forth in the Preamble.

         "Enterprise MLP" has the meaning set forth in the Preamble.

         "Enterprise Parent 1" means EPC Partners II, Inc., a Delaware corporation.

         "Enterprise Parent 2" means Dan Duncan LLC, a Texas limited liability company.

         "Enterprise Parties" has the meaning set forth in the Preamble.

         "Enterprise Partnership Agreement" means that certain Third Amended and Restated Limited Partnership Agreement of Enterprise Products Partners L.P. dated as of May 15, 2002, as amended by that certain Amendment No. 1 dated as of August 7, 2002, that certain Amendment No. 2 dated as of December 17, 2002, and that certain Reorganization Agreement dated December 10, 2003, and as amended from time to time after the Execution Date in accordance with the Merger Agreement.

         "Enterprise Partnership Group Entities" has the meaning set forth in the Merger Agreement.

         "Enterprise Unitholders" means the holders of Enterprise Common Units.

         "Enterprise Unitholders' Meeting" means the meeting of the holders of Enterprise Common Units to be called and held pursuant to the Merger Agreement at which such holders will vote upon the issuance of Enterprise Common Units in the Merger.

         "Environmental Laws" means any and all applicable laws, statutes, regulations, rules, orders, ordinances, and legally enforceable directives of and agreements between a person that is subject to the applicable representation and any Governmental Entity and rules of common law pertaining to protection of human health (to the extent arising from exposure to Hazardous Substances) or the environment (including any generation, use, storage, treatment, or Release of Hazardous Substances into the environment) including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Atomic Energy Act, 42 U.S.C. Section 2014 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.

Section 136 et seq., and the Federal Hazardous Materials Transportation Law, 49 U.S.C. Section 5101 et seq., as each has been amended from time to time, and all other environmental conservation and protection laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange and Registration Rights Agreement" means the Exchange and Registration Rights Agreement dated as of October 2, 2003 among GulfTerra GP, GulfTerra MLP and Goldman.

         "Execution Date" has the meaning set forth in the Preamble.

         "Existing GulfTerra Indebtedness" means the indebtedness of GulfTerra MLP consisting of its 10 3/8% Senior Subordinated Notes due 2009, its 8 1/2% Senior Subordinated Notes due 2010, its 6 1/4% Senior Notes due 2010, its 8 1/2% Senior Subordinated Notes due 2011 and its 10 5/8% Senior Subordinated Notes due 2012, in each case as issued and outstanding on the Execution Date.

         "Fletcher" has the meaning set forth in Section 3.4(d)(v).

         "GAAP" has the meaning set forth in Section 1.2.

         "Gas Plant Purchase and Sale Agreement" means the Purchase and Sale Agreement (Gas Plants), of even date herewith, by and between El Paso Parent, El Paso Field Services Management, Inc., El Paso Transmission, L.L.C., El Paso Field Service Holding Company and Enterprise Products Operating L.P.

         "Global El Paso Entities" means El Paso Parent and all of its subsidiaries and Partially Owned Entities.

         "Goldman" means Goldman Sachs & Co., a New York limited partnership.

         "Goldman Agreement" has the meaning assigned to such term in Section 2.1(b).

         "governing documents" means, with respect to any person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person.

         "Governmental Entity" means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing.

         "GulfTerra Common Units" means the Series A Common Units issued pursuant to the GulfTerra Partnership Agreement.

         "GulfTerra Conflicts and Audit Committee" means the Conflicts and Audit Committee of the Board of Directors of GulfTerra GP.

         "GulfTerra Designated Account" means the account designated by GulfTerra GP in writing to Enterprise GP on the day prior to the Step One Closing Date and to which the Purchase Price will be wired.

         "GulfTerra Disclosure Letter" means the disclosure letter for this Agreement and the Merger Agreement dated the Execution Date.

         "GulfTerra Easements" has the meaning set forth in Section 3.4(n)(iii).

         "GulfTerra Environmental Permits" has the meaning set forth in Section 3.4(j).

         "GulfTerra GP" has the meaning set forth in the Preamble.

         "GulfTerra GP Financial Statements" has the meaning set forth in
Section 3.4(f)(iii).

         "GulfTerra GP LLC Agreement" means that certain First Amended and Restated Limited Liability Company Agreement of GulfTerra GP, dated as of October 2, 2003.

         "GulfTerra GP September 30, 2003 Balance Sheet" has the meaning set forth in Section 3.4(f)(iii).

         "GulfTerra Guaranty Agreement" has the meaning set forth in Section 2.1(e).

         "GulfTerra Intellectual Property Rights" has the meaning set forth in
Section 3.4(m)(i).

         "GulfTerra Material Adverse Effect" means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the GulfTerra Partnership Group Entities (taken as a whole), that is, or could reasonably be expected to be, material and adverse to the GulfTerra Partnership Group Entities (taken as a whole), material and averse to GulfTerra GP or materially and adversely affects the ability of El Paso Parent, El Paso GP Holdco, the Unitholders, or GulfTerra GP to consummate the transactions contemplated hereby or on the ability of GulfTerra GP and GulfTerra MLP to consummate the Merger Transactions; provided, however, that a GulfTerra Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any GulfTerra Partnership Group Entity (or any GulfTerra Partially Owned Entity) directly or indirectly arising out of or attributable to
(a) any decrease in the market price of GulfTerra MLP's publicly traded securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a GulfTerra Material Adverse Effect), (b) the general state of the industries in which the GulfTerra

Partnership Group Entities and the GulfTerra Partially Owned Entities operate,
(c) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by the GulfTerra Partnership Group Entities and the GulfTerra Partially Owned Entities, or (d) the announcement or proposed consummation of this Agreement and the Merger Transactions.

         "GulfTerra MLP" has the meaning set forth in the Preamble.

         "GulfTerra MLP September 30, 2003 Balance Sheet" means the unaudited condensed consolidated balance sheet of GulfTerra MLP as of September 30, 2003 included as part of the GulfTerra SEC Reports.

         "GulfTerra Parties" means GulfTerra MLP and GulfTerra GP.

         "GulfTerra Partnership Agreement" means that certain Second Amended and Restated Agreement of Limited Partnership of GulfTerra MLP dated as of February 19, 1993, amended and restated effective as of August 31, 2000, as further amended by amendments dated November 27, 2002, May 5, 2003, May 16, 2003, July 23, 2003 and August 21, 2003, as amended from time to time after Execution Date.

         "GulfTerra Partnership Group Entities" has the meaning set forth in the Merger Agreement.

         "GulfTerra Permits" has the meaning set forth in Section 3.4(h)(ii).

         "GulfTerra Pipeline Assets" has the meaning set forth in Section 3.4(n)(ii).

         "GulfTerra Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA), all employment and severance agreements (or consulting agreements with natural persons) and any employee compensation plan, including any pension, retirement, profit sharing, stock or unit option, stock or unit purchase, restricted stock or unit, bonus, health, life, disability or fringe benefit plan sponsored or maintained by, participated in or contributed to by or required to be contributed to by any of the GulfTerra Partnership Group Entities or, with respect to any GulfTerra Related Employees, by any of the GulfTerra Parties or by any other entity required to be aggregated with a GulfTerra Party pursuant to Section 414 of the Code.

         "GulfTerra Proxy" means that certain Voting Agreement and Irrevocable Proxy of even date herewith among the Unitholders and Enterprise MLP attached as Annex I hereto.

         "GulfTerra Reaffirmation" shall have the meaning set forth in the Merger Agreement.

         "GulfTerra Related Employees" means employees of El Paso Parent or an affiliate of El Paso Parent that work primarily for the benefit of the GulfTerra Partnership Group Entities.

         "GulfTerra SEC Reports" has the meaning set forth in Section 3.4(f)(i).

         "GulfTerra Series C Units" means the GulfTerra MLP securities issued as "Series C Units" pursuant to the GulfTerra Partnership Agreement.

         "GulfTerra Series F Units" means those certain Series F Convertible Units of GulfTerra MLP, more fully described in the Statement of Rights, Privileges and Limitations of Series F Convertible Units of the GulfTerra MLP dated May 16, 2003.

         "GulfTerra Unitholders" means the holders of GulfTerra Common Units, the holders of GulfTerra Series C Units and the holders of GulfTerra Series F Units, collectively.

         "GulfTerra Unitholders' Meeting" means the meeting of the holders of GulfTerra Common Units to be called and held pursuant to the Merger Agreement at which such holders will vote upon the adoption and approval of the Merger Agreement.

         "GulfTerra Units" means the GulfTerra Common Units, the GulfTerra Series C Units and the GulfTerra Series F Units.

         "Hazardous Substances" means any (a) chemical, product, substance, waste, material, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law;
(b) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products or crude oil and any components, fractions, or derivatives thereof.

         "holders" means, when used with reference to the GulfTerra Common Units and the GulfTerra Series C Units, the holders of such units shown from time to time in the registers maintained by or on behalf of GulfTerra MLP, as applicable.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Joint Proxy Statement/Prospectus" has the meaning set forth in Section 4.3.

         "knowledge" means (a) with respect to El Paso Parties, the actual knowledge of each person listed on Section 1.1(a) of the El Paso Disclosure Letter, and (b) with respect to the Enterprise Parties, the actual knowledge of the officers and directors of the Enterprise Parties.

         "Laws" means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body (including the NYSE) or self-regulatory authority, but does not include Environmental Laws.

         "Materiality Requirement" means any requirement in a representation or warranty that a condition, event or state of fact be "material," correct or true in "all material respects," have a "Material Adverse Effect" or be or not be "reasonably expected to have a Material Adverse Effect" (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

         "Merger" has the meaning set forth in the Merger Agreement.

         "Merger Agreement" has the meaning set forth in the Preamble.

         "Merger Transactions" has the meaning set forth in the Merger
Agreement.

         "Notice" has the meaning set forth in Section 6.1.

         "NYSE" means the New York Stock Exchange.

         "Open GulfTerra Position" has the meaning set forth in Section 3.4(u).

         "Partially Owned Entity" means, with respect to a specified person, any other person that is not a subsidiary of such specified person but in which such specified person, directly or indirectly, owns 30% or more of the equity interests thereof (whether voting or non-voting and including beneficial interests).

         "Permitted Encumbrances" means any liens, title defects, preferential rights or other encumbrances upon any of the relevant person's property, assets or revenues, whether now owned or hereafter acquired, that are (i) carriers', warehousemens', mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) for taxes not yet due or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business by such person and its subsidiaries and (vi) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such person and its subsidiaries.

         "person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

         "Possible Alternative" has the meaning set forth in Section 4.5(a).

         "Prudent Industry Practices" has the meaning set forth in Section 4.15(d).

         "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

         "Purchase Price" has the meaning set forth in Section 2.1(c).

         "Registration Statement" has the meaning set forth in the Merger Agreement.

         "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

         "Remaining Interest" has the meaning set forth in Section 2.2(c).

         "Representative" has the meaning set forth in Section 4.5(a).

         "Required Enterprise Divestiture" has the meaning set forth in Section 4.14.

         "Required FS Divestiture" has the meaning set forth in Section 4.14.

         "Required GulfTerra Divestiture" has the meaning set forth in Section 4.14.

         "Required MLP Divestiture" has the meaning set forth in Section 4.14.

         "Restricted Damages" has the meaning set forth in Section 5.4.

         "SEC" means the United States Securities and Exchange Commission.

         "Second Amended and Restated GulfTerra GP LLC Agreement" has the meaning set forth in the Preamble.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Service Standard" has the meaning set forth in Section 4.15(b).

         "Sharing Ratio" has the meaning assigned to such term in the GulfTerra GP LLC Agreement or the Second Amended and Restated GulfTerra GP LLC Agreement, as applicable.

         "Solvent" means, with respect to the applicable person on any date of determination, that on such date (a) such applicable person's property, at a fair valuation, exceeds the sum of such applicable person's debts, (b) the present fair saleable value of the assets of such applicable person is not less than the amount that will be required to pay its debts as they become absolute and matured, (c) such applicable person does not intend to incur, or believes that such applicable person has not incurred, debts that would be beyond such applicable person's ability to pay as such debts matured, and (d) such applicable person is not engaged in business or a transaction and does not intend to engage in business or a transaction, for which such applicable person's property remaining after such transaction would constitute unreasonably small capital.

         "Step One Closing" has the meaning set forth in Section 2.1(a).

         "Step One Closing Date" has the meaning set forth in Section 2.1(a).

         "Step Two Closing" has the meaning set forth in Section 2.2(a).

         "Step Two Closing Date" has the meaning set forth in Section 2.2(a).

         "Subject Interest" has the meaning set forth in Section 2.1(c).

         "subsidiary" means with respect to a specified person, any other person
(a) that is a subsidiary as defined in Rule 405 of the Rules and Regulations under the Securities Act of such specified person and (b) of which such specified person or another of its subsidiaries owns beneficially more than 50% of the equity interests.

         "Superior Transaction" has the meaning set forth in Section 4.5(b).

         "Tax" or "Taxes" means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Transaction Documents" means this Agreement, the Second Amended and Restated GulfTerra GP LLC Agreement, the Merger Agreement, the GulfTerra Guaranty Agreement and the officer's certificate of El Paso Parent attached as Exhibit A, and the agreements, certificates and documents listed as Annex I to such Exhibit A, to the opinion of Andrews Kurth LLP delivered at the Step One Closing in accordance with Section 2.1(d).

         "Transaction Parties" means El Paso Parent, GulfTerra GP, GulfTerra MLP, El Paso GP Holdco and the Unitholders.

         "Transition Services" has the meaning set forth in Section 4.15(a).

         "Unitholders" has the meaning set forth in the Preamble.

         Section 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this Agreement (including the Disclosure Letters hereto) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to "dollars" or "$" mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) "include," "includes" and "including" shall be deemed to be followed by the words "without limitation," and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved

("GAAP"). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party's permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an "Exhibit" followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

                                   ARTICLE II

                                PURCHASE AND SALE

         Section 2.1 Step One Closing.

                  (a) Closing Date. The closing (the "Step One Closing") of the transactions contemplated under this Section 2.1 shall be held at the offices of Vinson & Elkins L.L.P. at 1001 Fannin Street, Houston, Texas 77002 on the Execution Date. The "Step One Closing Date," as referred to herein, shall mean the date of the Step One Closing.

                  (b) Transaction with Goldman. On the Step One Closing Date, the following shall occur: (i) El Paso GP Holdco shall pay to Goldman the consideration required to be paid to Goldman pursuant to Section 3.11(b) of the GulfTerra GP LLC Agreement as a result of the Proposed Drag-Along Transfer (as defined in the GulfTerra GP LLC Agreement), and (ii) Goldman shall convey its Class A Membership Interest in GulfTerra GP to El Paso GP Holdco, and the Class A Membership Interest in GulfTerra GP then owned by El Paso GP Holdco shall automatically be converted into a Class B Membership Interest in GulfTerra GP pursuant to the terms of the Second Amended and Restated GulfTerra GP LLC Agreement. The transactions between El Paso GP Holdco and Goldman shall be effected pursuant to that certain Transfer of Class A Membership Interest of even date herewith among Goldman, El Paso Parent and El Paso GP Holdco (the "Goldman Agreement").

                  (c) Purchase of Class C Membership Interest. On the Step One Closing Date, after consummation of the transactions described in Section 2.1(b), El Paso GP Holdco shall convey to Enterprise GTM a portion of the Class B Membership Interest in GulfTerra GP (such conveyance or assignment to be in a form mutually acceptable to El Paso GP Holdco and Enterprise GTM), with such portion having a Sharing Ratio (as defined in the Second Amended and Restated GulfTerra GP LLC Agreement) of 50% (the "Subject Interest"), free and clear of all Encumbrances (other than those set forth in the Second Amended and Restated GulfTerra GP LLC Agreement), for an aggregate cash amount equal to $425,000,000 (the "Purchase Price"). Concurrently with such conveyance, (i) such portion of the Class B Membership Interest of GulfTerra GP shall automatically be converted into the Class C Membership Interest pursuant to the terms of the Second Amended and Restated GulfTerra GP LLC Agreement, (ii) Enterprise GTM shall be admitted as a Member (as defined in the Second Amended and Restated GulfTerra GP LLC Agreement) in GulfTerra GP, and (iii) El Paso GP Holdco and Enterprise GTM shall execute and deliver a counterpart of the Second Amended and Restated GulfTerra GP LLC Agreement. Enterprise GTM shall pay the Purchase Price by wire transfer in immediately available funds to the GulfTerra Designated Account.

                  (d) El Paso GP Holdco Non-Contravention Opinions. On the Step One Closing Date, Enterprise GTM shall receive (i) a legal opinion from Andrews Kurth LLP, counsel to El Paso GP Holdco, substantially in the form of Exhibit 2.1(d)(i) and (ii) a legal opinion from Akin Gump Strauss Hauer & Feld LLP, counsel to GulfTerra MLP, substantially in the form of Exhibit 2.1(d)(ii).

                  (e) Guaranties. On the Step One Closing Date, each of El Paso Parent and Enterprise MLP shall execute and deliver a guaranty of the obligations of El Paso GP Holdco (the guaranty of the obligations of El Paso GP Holdco being referred to herein as the "GulfTerra Guaranty Agreement") and Enterprise GTM, respectively, under the Second Amended and Restated GulfTerra GP LLC Agreement, in a form reasonably acceptable to each of El Paso Parent and Enterprise MLP.

         Section 2.2 Step Two Closing.

                  (a) Closing Date. The closing of the transactions contemplated by this Section 2.2 (the "Step Two Closing") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2300, Houston, Texas 77002, on the date of the Merger, but immediately prior to the consummation of the Merger (such date the "Step Two Closing Date").

                  (b) Conditions to Closing.

                           (i) The obligation of the El Paso Parties to proceed
with the Step Two Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part:

                                    (A) All of the conditions of the GulfTerra
Parties (as defined in the Merger Agreement) to the consummation of the Merger (other than completing the transactions referred to in this Section 2.2), and the 20 Business Day requirement contained in Section 2.1(a) of the Merger Agreement, shall have been satisfied or waived; and

                                    (B) Enterprise Products Operating L.P. shall
not have breached its obligation to close the acquisition contemplated by the Gas Plant Purchase and Sale Agreement.

                                    (C) The representations and warranties of
the Enterprise Parties set forth in Section 3.3 (without regard to Materiality Requirements therein) shall be correct as of the Second Closing Date, as if remade on such date (except for representations and warranties made as of a specific date, which shall be correct as of such specific date), and each of the Enterprise Parties shall have performed all of the obligations of such party hereunder (without regard to Materiality Requirements therein) except where the failure of such representations and warranties to be correct and the failure of such obligations to be performed could not, in the aggregate, reasonably be expected to result in (A) an adverse effect on the Enterprise Parties involving $100,000,000 or more or (B) an Enterprise Material Adverse Effect and (ii) GulfTerra

MLP shall have received a certificate, dated as of the Closing Date, of an executive officer of Enterprise GP certifying to the matters set forth in this
Section 2.2(b)(i)(C).

                           (ii) The obligation of the Enterprise Parties to
proceed with the Step Two Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part:

                                    (A) All of the conditions of the Enterprise
Parties (as defined in the Merger Agreement) to the consummation of the Merger (other than completing the transactions referred to in this Section 2.2), and the 20 Business Day requirement contained in Section 2.1(a) of the Merger Agreement, shall have been satisfied or waived; and

                                    (B) Neither El Paso Parent nor any of its
affiliates shall have breached its obligation to close the sale contemplated by the Gas Plant Purchase and Sale Agreement.

                                    (C) The representations and warranties of
the El Paso Parties set forth in Sections 3.1, 3.2 and 3.4 (without regard to Materiality Requirements therein) other than those set forth in Section 3.4(g)(ii) shall be correct as of the Second Closing Date, as if remade on such date (except for representations and warranties made as of a specific date, which shall be correct as of such specific date), and each of the El Paso Parties shall have performed all of the obligations of such party hereunder (without regard to Materiality Requirements therein) except where the failure of such representations and warranties to be correct and the failure of such obligations to be performed could not, in the aggregate, reasonably be expected to result in (A) an adverse effect on the GulfTerra Parties involving $100,000,000 or more or (B) a GulfTerra Material Adverse Effect and (ii) Enterprise MLP shall have received a certificate, dated as of the Closing Date, of an executive officer of GulfTerra GP certifying to the matters set forth in this Section 2.2(b)(ii)(C).

                  (c) Contribution of Class B Membership Interests. On the Step Two Closing Date and immediately prior to consummation of the Merger, El Paso Parent shall cause El Paso GP Holdco, and El Paso GP Holdco agrees, to contribute to Enterprise GP all of the Class B Membership Interests in GulfTerra GP then owned by El Paso GP Holdco (which Class B Membership Interests entitle the holder (a) to a 50% Sharing Ratio (as defined in the Second Amended and Restated GulfTerra LLC Agreement) (the "Remaining Interest") and (b) to serve as the managing member of GulfTerra GP), such contribution to be made in consideration for the issuance by Enterprise GP to El Paso GP Holdco of a member interest constituting 50% of the issued and outstanding Membership Interests (as defined in the Second Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC (the "Enterprise GP LLC Agreement") of Enterprise GP (the "Enterprise GP Interests"), and (i) Enterprise GP shall cause Enterprise Parent 1 and Enterprise Parent 2 to enter into, and El Paso GP Holdco will enter into, the Second Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC in the form attached hereto as Exhibit 2.2(c), and
(ii) El Paso Parent will execute and deliver a guaranty in the form of the GulfTerra Guaranty Agreement regarding the obligations of El Paso GP Holdco thereunder.

                  (d) Purchase and Sale of GulfTerra Units. On the Step Two Closing Date and prior to the consummation of the Merger, (i) El Paso Sub 3 shall, and El Paso Parent shall cause El Paso Sub 3 to, sell to Enterprise MLP, and Enterprise MLP shall purchase from El Paso Sub 3, 10,937,500 GulfTerra Series C Units, and (ii) El Paso Sub 1 and/or El Paso Sub 2 shall, and El Paso Parent shall cause El Paso Sub 1 and/or El Paso Sub 2 to, sell to Enterprise MLP, and Enterprise MLP shall purchase from El Paso Sub 1 and/or El Paso Sub 2, a total of 2,876,620 Common Units, respectively for a total purchase price of $500 million.

                  (e) Deliveries at Step Two Closing. At the Step Two Closing:

                           (i) El Paso GP Holdco shall execute and deliver to
Enterprise GP an assignment agreement, in form and substance mutually satisfactory to El Paso GP Holdco and Enterprise GP, pursuant to which El Paso GP Holdco contributes the Remaining Interests to Enterprise GP free and clear of any Encumbrance (other than restrictions on transfer under the GulfTerra GP LLC Agreement or applicable securities Laws);

                           (ii) Enterprise GP will issue to El Paso GP Holdco
the Enterprise GP Interests, which interests will be validly issued, fully paid and non-assessable and will be free and clear of any Encumbrance (other than restrictions on transfer under the Enterprise GP LLC Agreement or applicable securities Laws);

                           (iii) El Paso Sub 3 shall sell, transfer and convey
to Enterprise MLP 10,937,500 GulfTerra Series C Units, and El Paso Sub 1 and/or El Paso Sub 2, shall sell, transfer and convey to Enterprise MLP 2,876,620 GulfTerra Common Units, in each case, free and clear of any Encumbrance (other than restrictions on transfer arising under (A) the agreement of limited partnership of GulfTerra MLP as in effect immediately prior to the Step Two Closing and (B) applicable securities Laws) and, in each case, pursuant to an assignment, in form mutually satisfactory to the applicable Unitholder and Enterprise MLP; and

                           (iv) Enterprise MLP shall pay, or cause to be paid,
to El Paso Sub 3 $395,881,171.00 and to El Paso Sub 1 and/or El Paso Sub 2 a total of $104,118,829.00, such payments to be made by wire transfer of immediately available funds to the accounts specified to Enterprise MLP in writing by each of El Paso Sub 3, and El Paso Sub 1 and (if applicable) El Paso Sub 2 not less than two Business Days prior to the Step Two Closing.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Section 3.1 Representations and Warranties of El Paso Parent and El Paso GP Holdco Concerning the Transaction. Each of El Paso Parent and El Paso GP Holdco, jointly and severally, represents and warrants to the Enterprise Parties that:

                  (a) Formation and Standing. Each of El Paso GP Holdco and El Paso Parent has been duly formed and is validly existing under the Laws of its jurisdiction of organization or formation with full legal or corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure to be so organized, formed or existing or to have such power or authority could not reasonably be expected to have a material adverse effect on the ability of El Paso GP Holdco to close the transactions contemplated under this Agreement. Each of El Paso GP Holdco and El Paso Parent is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have a material adverse effect on the ability of El Paso Parent or El Paso GP Holdco to close the transactions contemplated under this Agreement.

                  (b) Authority and No Conflicts. (i) Each of El Paso Parent and El Paso GP Holdco has all requisite corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of El Paso Parent and El Paso GP Holdco and the consummation by each of El Paso Parent and El Paso GP Holdco of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of El Paso GP Holdco and corporate action on the part of El Paso Parent and no other limited liability company or corporate proceedings on the part of El Paso GP Holdco or El Paso Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

                           (i) This Agreement has been duly executed and
delivered by each of El Paso GP Holdco and El Paso Parent and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and by general principles of equity.

                           (ii) Neither the execution and delivery of this
Agreement by El Paso Parent or El Paso GP Holdco nor the performance by El Paso Parent or El Paso GP Holdco of its obligations hereunder and the completion of the transactions contemplated hereby, will:

                                    (A) conflict with, or violate any provision
of, the governing documents of El Paso GP Holdco or El Paso Parent;

                                    (B) other than (I) satisfying applicable
requirements of the El Paso Parent Consent Decree and the HSR Act and (II) obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of El Paso Parent or El Paso GP Holdco to close the transactions contemplated under this Agreement, violate or breach any Laws applicable to El Paso GP Holdco or El Paso Parent;

                                    (C) other than obtaining or making, as
applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of El Paso GP Holdco or El Paso Parent to close the transactions contemplated under this Agreement, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which El Paso GP Holdco or El Paso Parent is a party or by which El Paso GP Holdco, on the one hand, or El Paso Parent or any of its subsidiaries, on the other hand, or their respective properties are bound or subject; or

                                    (D) other than pursuant to the HSR Act and
except as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of El Paso GP Holdco or El Paso Parent to close the transactions contemplated under this Agreement, result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of El Paso GP Holdco or El Paso Parent or restrict, hinder, impair or limit the ability of El Paso GP Holdco or El Paso Parent to carry on its business as and where it is now being carried on.

                  (c) Subject Interest and Remaining Interest. El Paso GP Holdco owns the Class B Membership Interest, a portion of which constitutes the Subject Interest and a portion of which will constitute a portion of the Remaining Interest. The Subject Interest has been, and at the time of the Step Two Closing the Remaining Interest will be, duly authorized, validly issued, fully paid (to the extent required under the GulfTerra GP LLC Agreement) and non-assessable (except as set forth in the GulfTerra GP LLC Agreement and to the extent such non-assessability may be affected by the Delaware Limited Liability Company
Act). Except to the extent created under the federal and state securities Laws, the Delaware LLC Act, the Class A Transaction Agreements and for restrictions arising under the Second Amended and Restated GulfTerra GP LLC Agreement, the Subject Interest is, and at the time of the Step Two Closing the Remaining Interest will be, held of record by the El Paso GP Holdco, free and clear of Encumbrances.

                  (d) No Defaults. Neither El Paso GP Holdco nor El Paso Parent is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (i) their respective governing documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which El Paso GP Holdco or El Paso Parent is a party or by which El Paso GP Holdco or El Paso Parent or any of their respective property is bound or subject, except, in the case of clause (ii), defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of El Paso GP Holdco or El Paso Parent to close the transactions contemplated under this Agreement.

                  (e) Drag Notice. El Paso GP Holdco has given Goldman the notice required pursuant to Section 3.11(b) of the GulfTerra GP LLC Agreement and all notice time periods under Section 3.11(b) of the GulfTerra GP LLC Agreement have either expired or been waived by Goldman.

                  (f) Solvency. El Paso Parent, El Paso GP Holdco and GulfTerra GP are, and immediately after giving effect to the transactions contemplated by this Agreement will be, Solvent.

                  (g) Brokerage and Finder's Fee. Except for Credit Suisse First Boston Corporation (the fees of which are payable by El Paso Parent) none of El Paso Parent, GulfTerra GP, El Paso GP Holdco, any of their affiliates, nor any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of El Paso Parent, GulfTerra GP, El Paso GP Holdco or any affiliate thereof any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

                  (h) No Conflicts. Except as set forth in Section 3.2(d)(iii) of the GulfTerra Disclosure Letter, neither the execution and delivery of any of the Transaction Documents by any of the Transaction Parties nor the performance by any of the Transaction Parties of their obligations under the Transaction Documents, including the completion of the transactions contemplated by the Merger Agreement, will violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time, or both) to terminate, accelerate, modify, or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement, or other instrument to which any of the Global El Paso Entities is a party, or by or to which any of the Global El Paso Entities or their properties are bound or subject.

         Section 3.2 Representations and Warranties of El Paso Parent and the Unitholders. Each of El Paso Parent and each Unitholder, jointly and severally, represents and warrants to the Enterprise Parties that:

                  (a) Ownership, Etc. of Units. Each Unitholder is the record or beneficial owner of the equity interests listed across from the name of such Unitholder on Schedule 1 hereto. Such equity interests are the only equity interests of the GulfTerra MLP that are owned (either beneficially or of record) by such Unitholder. Such Unitholder holds such equity interests free and clear of all Encumbrances other than (i) Encumbrances existing under that certain Security and Intercreditor Agreement, dated as of April 16, 2003, among El Paso Parent, the Persons referred to therein as Pipeline Company Borrowers, the Persons referred to therein as Grantors, each of the Representative Agents, and JPMorgan Chase Bank, as Credit Agreement Administrative Agent and as Collateral Agent, Intercreditor Agent and Depository Bank, which shall be released at or prior to the Step Two Closing and (ii) the obligations of El Paso Parent under the Goldman Agreement to deliver Common Units to Goldman that are held by El Paso Sub 1 in accordance with and subject to the terms and conditions of that agreement. Such Unitholder does not have any commitments to acquire any other equity interests of the Acquirer.

                  (b) Authority. Each of the Unitholders has all requisite limited liability company power and authority to enter into this Agreement and the GulfTerra Proxy and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and the GulfTerra Proxy. The execution and delivery of this Agreement and the GulfTerra Proxy by the Unitholders and the consummation by the Unitholders of the transactions contemplated by this Agreement and the GulfTerra Proxy have been duly and validly authorized by all necessary limited liability company action and no other limited liability company proceedings on the part of any of the Unitholders are necessary to authorize this Agreement or the GulfTerra Proxy or to consummate the transactions contemplated hereby or thereby.

                  (c) Execution and Delivery. This Agreement and the GulfTerra Proxy have been duly executed and delivered by each of the Unitholders and constitute their respective legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and by general principles of equity.

                  (d) Non-Contravention. Neither the execution and delivery of this Agreement or the GulfTerra Proxy by any of the Unitholders nor the performance by any of them of their obligations hereunder or thereunder and the completion of the transactions contemplated hereby or thereby will:

                           (i) conflict with, or violate any provision of, the
governing documents of the Unitholders;

                           (ii) other than (A) satisfying applicable
requirements of the HSR Act, (B) any filing or filings required or approvals necessary pursuant to any state securities or "blue sky" Laws and (B) obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Unitholders to consummate the transactions contemplated by this Agreement or the GulfTerra Proxy, violate or breach any applicable Laws;

                           (iii) other than obtaining or making, as applicable,
any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Unitholders to consummate the transactions contemplated by this Agreement or the GulfTerra Proxy, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the Unitholders is a party or by which any of the Unitholders or their property is bound or subject; or

                           (iv) other than pursuant to the HSR Act and except as
could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Unitholders to consummate the transactions contemplated by this Agreement or the GulfTerra Proxy, result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of any of the Unitholders, other than the transactions contemplated by this Agreement, or restrict, hinder, impair or limit the ability of any of the Unitholders to carry on their businesses as and where they are now being carried on.

                  (e) No Defaults. None of the Unitholders is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of
(i) their respective governing documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the Unitholders is a party or by which any of the Unitholders or any of their property is bound or subject, except, in the case of clause (ii), defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Unitholders to consummate the transactions contemplated by this Agreement or the GulfTerra Proxy.

         Section 3.3 Representations and Warranties of Enterprise Parties Concerning the Transaction. Each of Enterprise GP, Enterprise GTM and Enterprise MLP, jointly and severally, represents and warrants to El Paso GP Holdco and the Unitholders that:

                  (a) Organization and Standing. Each of Enterprise GP, Enterprise GTM and Enterprise MLP has been duly organized and is validly existing under the Laws of its jurisdiction of organization with full legal power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure of to be so organized or existing or to have such power or authority could not reasonably be expected to have an Enterprise Material Adverse Effect. Each of Enterprise GP, Enterprise GTM and Enterprise MLP is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have an Enterprise Material Adverse Effect.

                  (b) Authority and No Conflicts.

                           (i) Each of Enterprise GP and Enterprise MLP has all
requisite limited liability company or partnership power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Enterprise GP, Enterprise GTM and Enterprise MLP and the consummation thereby of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company or partnership action and no other proceedings on the part of Enterprise GP, Enterprise GTM or Enterprise MLP are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

                           (ii) This Agreement has been duly executed and
delivered by Enterprise GP, Enterprise GTM and Enterprise MLP and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and by general principles of equity.

                           (iii) Neither the execution and delivery of this
Agreement by Enterprise GP, Enterprise GTM or Enterprise MLP nor the performance by Enterprise GP, Enterprise GTM or Enterprise MLP of its obligations hereunder and the completion of the transactions contemplated hereby, will:

                                    (A) conflict with, or violate any provision
of, the governing documents of Enterprise GP, Enterprise GTM or Enterprise MLP;

                                    (B) other than satisfying applicable
requirements of the HSR Act and obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Enterprise GP, Enterprise GTM or Enterprise MLP to close the transactions contemplated under this Agreement, violate or breach any Laws applicable to Enterprise GP, Enterprise GTM or Enterprise MLP;

                                    (C) except as set forth in Section
3.3(b)(iii)(C) of the Enterprise Disclosure Letter and other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Enterprise GP, Enterprise GTM or Enterprise MLP is a party or by which Enterprise GP, Enterprise GTM or Enterprise MLP or its property is bound or subject; or

                                    (D) other than pursuant to the HSR Act and
except as could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect, result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of Enterprise GP, Enterprise GTM or Enterprise MLP or restrict, hinder, impair or limit the ability of Enterprise GP, Enterprise GTM or Enterprise MLP to carry on its business as and where it is now being carried on.

                  (c) No Defaults. None of Enterprise GP, Enterprise GTM or Enterprise MLP is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (i) its governing documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Enterprise GP, Enterprise GTM or Enterprise MLP is a party or by which Enterprise GP, Enterprise GTM or Enterprise MLP any of its property is bound or subject, except, in the case of clause (ii), defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have an Enterprise Material Adverse Effect.

                  (d) Brokerage and Finder's Fee. Except for Enterprise OLP's obligations to Lehman Brothers Inc. set forth in the engagement letter dated January 23, 2003 from Lehman Brothers Inc. to Enterprise MLP (a correct and complete copy of which has been delivered to GulfTerra MLP), none of Enterprise GP, Enterprise GTM, Enterprise MLP, its affiliates nor any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of any of Enterprise GP, Enterprise GTM, Enterprise MLP, its affiliates, any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

                  (e) Independent Investigation. Each of Enterprise GP, Enterprise GTM and Enterprise MLP has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of GulfTerra GP and each of the members of the GulfTerra Partnership Group Entities, both individually and on a consolidated basis, which investigation, review and analysis was done by Enterprise GP, Enterprise GTM or Enterprise MLP, as the case may be, and its respective affiliates and, to the extent Enterprise GP, Enterprise GTM or Enterprise MLP deemed necessary or appropriate, by its representatives (it being understood that Enterprise GP, Enterprise GTM and Enterprise MLP are relying on the representations, warranties, covenants and conditions in this Agreement).

                  (f) Investment Intent; Investment Experience; Restricted Securities. In acquiring the Remaining Interest and the Subject Interest, none of Enterprise GP, Enterprise GTM or Enterprise MLP is offering or selling, and shall not offer or sell the Remaining Interest or the Subject Interest, for El Paso GP Holdco in connection with any distribution of any of such Remaining Interest or Subject Interest, and none of Enterprise GP, Enterprise GTM or Enterprise MLP has a participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Each of Enterprise GP, Enterprise GTM and Enterprise MLP acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Remaining Interest and the Subject Interest, respectively, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of such Remaining Interest or Subject Interest, as applicable. Enterprise GP, Enterprise GTM and Enterprise MLP are "accredited investors" as such term is defined in Regulation D under the Securities Act. Each of Enterprise GP, Enterprise GTM and Enterprise MLP understands that none of the Remaining Interest or the Subject Interest shall have been registered pursuant to the Securities Act or any applicable state securities laws, that all of such Remaining Interest or Subject Interest shall be characterized as "restricted securities" under federal securities laws and that under such laws and applicable regulations none of such Remaining Interest or Subject Interest can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

                  (g) Status. Enterprise MLP is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

         Section 3.4 Representations and Warranties Concerning GulfTerra GP and GulfTerra MLP. El Paso GP Holdco hereby represents and warrants to Enterprise GP, Enterprise GTM and Enterprise MLP that:

                  (a) Organization and Standing. Each of the GulfTerra Partnership Group Entities has been duly organized or formed and is validly existing under the Laws of its jurisdiction of organization or formation with full corporate or legal power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure of a GulfTerra Partnership Group Entity to be so organized, formed or existing or to have such power or authority could not reasonably be expected to have a GulfTerra Material Adverse Effect. Each of the GulfTerra Partnership Group Entities is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have a GulfTerra Material Adverse Effect. GulfTerra GP was formed on May 2, 2003.

                  (b) No Defaults. None of the GulfTerra Partnership Group Entities is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (i) their respective governing documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the GulfTerra Partnership Group Entities is a party or by which any of the GulfTerra Partnership Group Entities or any of their respective property is bound or subject, except, in the case of clause (ii), defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have a GulfTerra Material Adverse Effect.

                  (c) Capitalization of GulfTerra GP. GulfTerra GP is the sole general partner of GulfTerra MLP. GulfTerra GP is the sole record and beneficial owner of the general partner interest in GulfTerra MLP, and such general partner interest has been duly authorized and validly issued in accordance with the GulfTerra Partnership Agreement. Except for any Encumbrances arising under the governing documents of any GulfTerra Party, applicable securities Laws, the Exchange and Registration Rights Agreement or this Agreement, GulfTerra GP owns such general partner interest free and clear of any Encumbrances.

                  (d) Capitalization of GulfTerra MLP. As of the Execution Date, GulfTerra MLP has no limited partner interests issued and outstanding other than the following:

                           (i) 58,361,149 GulfTerra Common Units, which includes
the following (the balance of GulfTerra Common Units having been issued to the general public):

                                    (A) 8,262,902 GulfTerra Common Units issued
to El Paso Sub 1, and with respect to which El Paso Sub 1 is the sole holder of record;

                                    (B) 2,821,343 GulfTerra Common Units issued
to El Paso Sub 2, and with respect to which El Paso Sub 2 is the sole holder of record; and

                                    (C) 3,000,000 GulfTerra Common Units issued
to Goldman, and with respect to which Goldman is the sole holder of record;

                           (ii) outstanding options to purchase 1,159,500
GulfTerra Common Units at the exercise prices and with the vesting schedules set forth in Section 3.4(d) of the GulfTerra Disclosure Letter;

                           (iii) outstanding awards for the issuance of 37,292
restricted GulfTerra Common Units having the vesting schedules set forth in
Section 3.4(d) of the GulfTerra Disclosure Letter;

                           (iv) 10,937,500 GulfTerra Series C Units issued to El
Paso Sub 3, and with respect to which El Paso Sub 3 is the sole holder of record;

                           (v) 80 GulfTerra Series F Units (consisting of 80
Series F1 Convertible Units and 80 Series F2 Convertible Units as defined in the Statement of Rights, Privileges and Limitations of Series F Convertible Units of GulfTerra MLP dated May 16, 2003) issued to Fletcher International, Inc. ("Fletcher"), and with respect to which Fletcher is the sole holder of record; and

                           (vi) Goldman's right to acquire GulfTerra Common
Units from GulfTerra MLP under the Exchange and Registration Rights Agreement, which rights are being waived pursuant to the Goldman Agreement.

Each of such GulfTerra Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the GulfTerra Partnership Agreement, and are fully paid (to the extent required under the GulfTerra Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act). Such GulfTerra Units were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on GulfTerra MLP. All of the outstanding equity interests of the subsidiaries of GulfTerra MLP and the Partially Owned Entities which are held, directly or indirectly, by GulfTerra MLP have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and non-assessable (except
(1) with respect to general partner interests, (2) as set forth to the contrary in the applicable governing documents and (3) to the extent such non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act or the Delaware Limited Liability Company Act) and were not issued in violation of pre-emptive or similar rights; and all such equity interests are owned, directly or indirectly, by GulfTerra MLP, free and clear of all Encumbrances, except for applicable securities Laws, restrictions on transfers contained in governing documents and as set forth in Section 3.4(b) of the GulfTerra Disclosure Letter.

                  (e) Except as described in Sections 3.4(b) and 3.4(c) of the GulfTerra Disclosure Letter: (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the GulfTerra Partnership Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or Encumber any equity interest in any of the GulfTerra Partnership Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the GulfTerra Partnership Group Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the GulfTerra Partnership Group Entities or any other person, and none of the GulfTerra Partnership Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the GulfTerra Partnership Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the GulfTerra Partnership Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the GulfTerra Common Units on any matter; and (v) except as described in the GulfTerra Partnership Agreement, there are no unitholder agreements, proxies (other than the GulfTerra Proxy), voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the GulfTerra

Partnership Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the GulfTerra Partnership Group Entities (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of GulfTerra Common Units (other than affiliates of El Paso Parent) may have imposed upon such GulfTerra Common Units).

         (f) Reports; Financial Statements.

                  (i) Since January 1, 2000, GulfTerra MLP has filed all forms, reports, schedules, statements and other documents required by Law to be filed or furnished with the SEC by any of the GulfTerra Partnership Group Entities under the Exchange Act or the Securities Act (collectively, together with all other documents filed by GulfTerra MLP with the SEC since January 1, 2000, the "GulfTerra SEC Reports"), except in each case where the failure to file any such forms, reports, schedules, statements or other documents could not reasonably be expected to have a GulfTerra Material Adverse Effect. The GulfTerra SEC Reports at the time filed (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made and (y) complied in all material respects with the requirements of applicable Laws (including the Securities Act, the Exchange Act and the rules and regulations thereunder). Other than filings in connection with Rule 144A offerings with respect to wholly-owned subsidiaries of GulfTerra MLP, no subsidiary of GulfTerra MLP is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.

                  (ii) GulfTerra MLP has heretofore furnished to Enterprise MLP complete and correct copies of (i) all contracts, agreements, documents and other instruments not yet filed by GulfTerra MLP with the SEC but that are currently in effect and that any of the GulfTerra Partnership Group Entities will be required to or expect to file with or furnish to the SEC as exhibits in an annual or periodic report after the Execution Date and (ii) all amendments and modifications that have not been filed by GulfTerra MLP with the SEC but are currently in effect to all agreements, documents and other instruments that have been filed by any of the GulfTerra Partnership Group Entities with the SEC since January 1, 2000.

                  (iii) Attached as Section 3.5(c) of the GulfTerra Disclosure Letter are copies of the unaudited financial statements as of September 30, 2003 of GulfTerra GP (the "GulfTerra GP Financial Statements"). The consolidated financial statements (including, in each case, any related notes thereto) of GulfTerra MLP contained in any GulfTerra SEC Reports and the GulfTerra GP Financial Statements (i) have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnote disclosures required by GAAP), (ii) complied in all material respects with the requirements of applicable securities Laws, and (iii) fairly present, in all material respects, the consolidated financial positions, results of operations, cash flows, partners' capital and comprehensive income and changes in accumulated other comprehensive income, as applicable, of the applicable GulfTerra Partnership Group Entities as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments none of which will be material. Except as disclosed on the GulfTerra MLP September 30, 2003 Balance Sheet or the GulfTerra GP September 30, 2003 Balance Sheet, none of the GulfTerra Partnership Group Entities has any indebtedness or liability, absolute or contingent, other than (i) liabilities as of September 30, 2003 that are not required by GAAP to be included in the GulfTerra MLP September 30, 2003 Balance Sheet or the GulfTerra GP September 30, 2003 Balance Sheet, (ii) liabilities incurred or accrued in the ordinary course of business consistent with past practice since September 30, 2003, (iii) liabilities disclosed in any GulfTerra SEC Reports filed since September 30, 2003 or (iv) liabilities incurred or accrued as permitted under Section 5.1(b) of the Merger Agreement.

                  (g) Absence of Certain Changes or Events.

                           (i) Except as set forth on Section 3.6 of the
GulfTerra Disclosure Letter or as disclosed in any GulfTerra SEC Report filed before the Execution Date, between September 30, 2003 and the Execution Date, the business of the GulfTerra Partnership Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practices, and none of the GulfTerra Partnership Group Entities has taken any of the actions prohibited by Section 5.1(b) of the Merger Agreement, except in connection with entering into this Agreement.

                           (ii) Since September 30, 2003, except as disclosed in
any GulfTerra SEC Report filed before the Execution Date, there have not been any events or conditions that have had, or could reasonably be expected to have, a GulfTerra Material Adverse Effect.

                  (h) Compliance with Laws; Permits.

                           (i) The GulfTerra Partnership Group Entities are in
compliance, and at all times since January 1, 2001 have complied, with all applicable Laws other than non-compliance which could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect.

                           (ii) The GulfTerra Partnership Group Entities are in
possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the "GulfTerra Permits"), except as disclosed in Section 3.7(b) of the GulfTerra Disclosure Letter, in the GulfTerra SEC Reports or where the failure to be in possession of such GulfTerra Permits could not, individually or in the aggregate, be reasonably expected to have a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities is in conflict with, or in default or violation of any of the GulfTerra Permits, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect.

                  (i) Litigation. Except as disclosed in Section 3.8 of the GulfTerra Disclosure Letter, in the GulfTerra SEC Reports, or for matters that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect, (i) there are no claims, actions, proceedings (public or private) investigations or reviews pending or, to the knowledge of El Paso GP Holdco, threatened against any of the GulfTerra Partnership Group Entities by or before any Governmental Entity, and (ii) El Paso GP Holdco has no knowledge of any facts that such persons reasonably believe are likely to give rise to any such claim, action, proceeding, investigation or review. Other than the El Paso Parent Consent Decree, none of the GulfTerra Partnership Group Entities, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or could reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

                  (j) Environmental Matters. Except as disclosed in the GulfTerra SEC Reports or for matters that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect: (a) the GulfTerra Partnership Group Entities and their respective businesses, operations, and properties have been and are in compliance with all Environmental Laws and all permits, registrations, licenses, approvals, exemptions, variances, and other authorizations required of the GulfTerra Partnership Group Entities under Environmental Laws ("GulfTerra Environmental Permits"); (b) the GulfTerra Partnership Group Entities have obtained or filed for all GulfTerra Environmental Permits for their respective businesses, operations, and properties as they currently exist and all such GulfTerra Environmental Permits are currently in full force and effect; (c) the GulfTerra Partnership Group Entities and their respective businesses, operations, and properties are not subject to any pending or, to the knowledge of El Paso GP Holdco, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws; (d) there have been no Releases or, to the knowledge of El Paso GP Holdco, threatened Releases of Hazardous Substances on, under or from the properties of the GulfTerra Partnership Group Entities; (e) none of the GulfTerra Partnership Group Entities has, to the knowledge of El Paso GP Holdco, received any written notice asserting an alleged liability or obligation under any Environmental Laws against the GulfTerra Partnership Group Entities with respect to the actual or alleged Hazardous Substance contamination of any property offsite of the properties of the GulfTerra Partnership Group Entities; (f) to the knowledge of El Paso GP Holdco, there has been no exposure of any person or property to Hazardous Substances in connection with the GulfTerra Partnership Group Entities' businesses, operations, or properties that could reasonably be expected to lead to tort claims by third parties for damages or compensation; and (g) the GulfTerra Partnership Group Entities have made available to the Enterprise Parties complete and correct information regarding compliance matters relating to Environmental Laws in the possession of the GulfTerra Partnership Group Entities and relating to their respective businesses, operations, or properties.

                  (k) Contracts. Except for contracts filed as exhibits to the GulfTerra SEC Reports, Section 3.10 of the GulfTerra Disclosure Letter lists as of the Execution Date all written or, to the knowledge of El Paso GP Holdco, oral contracts, agreements, guarantees, leases and executory commitments other than GulfTerra Plans to which any of the GulfTerra Partnership Group Entities are a party or by which their assets are bound and which fall within any of the following categories: (i) contracts not entered into in the ordinary course of the GulfTerra Partnership Group Entities' business other than those that are not material to the business of the GulfTerra Partnership Group Entities, (ii) contracts which after the Effective Time would have the effect of limiting the freedom of any of the Enterprise Partnership Group Entities (other than the GulfTerra Partnership Group Entities) to compete in any line of business in any geographic area, (iii) contracts relating to any outstanding commitment for capital expenditures in excess of $10,000,000, (iv) contracts with any labor union or organization, (v) except as reflected in the financial statements included in the GulfTerra SEC Reports, indentures, mortgages, liens, promissory notes, loan agreements, guarantees or other arrangements relating to the borrowing of money by any of the GulfTerra Partnership Group Entities, (vi) contracts containing provisions triggered by change of control of any of the GulfTerra Partnership Group Entities or other similar provisions, (vii) contracts in favor of directors or officers that provide rights to indemnification, and (viii) contracts between one or more GulfTerra Partnership Group Entities and El Paso Parent or one or more affiliates of El Paso Parent (other than the GulfTerra Partnership Group Entities). All such contracts (including those filed as exhibits to the GulfTerra SEC Reports) and all other contracts that are individually material to the business or operations of the GulfTerra Partnership Group Entities taken as a whole are valid and binding obligations of the GulfTerra Partnership Group Entities that are parties thereto and, to the knowledge of El Paso GP Holdco, the valid and binding obligation of each other party thereto except such contracts which if not so valid and binding could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect. True and complete copies of all such contracts have been delivered or have been made available by GulfTerra MLP to Enterprise MLP. No GulfTerra Partnership Group Entity is in breach of or in default under any such contract except for such breaches and defaults that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

                  (l) Restrictions on Business Activities. Except as set forth on Section 3.11 of the GulfTerra Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon any of the GulfTerra Partnership Group Entities that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of any of the GulfTerra Partnership Group Entities, any acquisition of property by any of the GulfTerra Partnership Group Entities, the purchase of goods or services from any party, the hiring of any individual or groups of individuals or the conduct of business by any of the GulfTerra Partnership Group Entities as currently conducted other than such agreements, judgments, injunctions, orders or decrees which could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect.

                  (m) Intellectual Property.

                           (i) Except for the items listed on Section 5.9 of the
GulfTerra Disclosure Letter, the GulfTerra Partnership Group Entities, directly or indirectly, own, license or otherwise have legally enforceable rights to use all patents, patent rights, trademarks, trade names, service marks, copyrights and any applications therefore, technology, know-how, computer software and applications and tangible or intangible proprietary information or materials, that are used in the business of the GulfTerra Partnership Group Entities as presently conducted (the "GulfTerra Intellectual Property Rights") and each such ownership, license, and right to use will not be adversely affected by the transactions contemplated by this Agreement or the Merger Agreement. Upon satisfaction of the obligations of El Paso Parent pursuant to Section 4.6, GulfTerra MLP will own, license or otherwise have legally enforceable rights to use intellectual property of the type described in this Section 3.4(m) sufficient to operate the business of the GulfTerra Partnership Group Entities consistent with past practices.

                           (ii) In the case of GulfTerra Intellectual Property
Rights owned by any of the GulfTerra Partnership Group Entities, such GulfTerra Partnership Group Entities own such GulfTerra Intellectual Property Rights free and clear of any Encumbrances (other than Permitted Encumbrances) except where the presence of any such Encumbrances could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. One or more of the GulfTerra Partnership Group Entities have an adequate right to the use of the GulfTerra Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which such GulfTerra Intellectual Property Rights are being used except where the lack of any such right could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities has received any written notice or claim, or any other information, stating that the manufacture, sale, licensing, or use of any of the services or products of any of the GulfTerra Partnership Group Entities as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by any of the GulfTerra Partnership Group Entities in the ordinary course of their business as presently conducted infringes on any copyright, patent, trade mark, service mark or trade secret of a third party except where such infringement could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities has received any written notice or claim, or any other information, stating that the use by any of the GulfTerra Partnership Group Entities of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in their business as presently conducted infringes on any other person's trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications, except where such infringement could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities has received any written notice or claim, or any other information, challenging the ownership by any of the GulfTerra Partnership Group Entities or the validity of any of the GulfTerra Intellectual Property Rights except where the absence of any such ownership could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. All registered patents, trademarks, service marks and copyrights held by any of the GulfTerra Partnership Group Entities are subsisting, except to the extent any failure to be subsisting could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. To the knowledge of El Paso GP Holdco, there is no unauthorized use, infringement or misappropriation of any of the GulfTerra Intellectual Property Rights by any third party, including any employee or former employee of any of the GulfTerra Partnership Group Entities, except where any such unauthorized use, infringement or misappropriation would not have or would reasonably be expected not to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. No GulfTerra Intellectual Property Right is subject to any known outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by any of the GulfTerra Partnership Group Entities, except to the extent any such restriction could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

                  (n) Property.

                           (i) Upon the satisfaction of the obligations of El
Paso Parent pursuant to Section 4.6, GulfTerra MLP will own tangible personal property sufficient to operate the businesses of the GulfTerra Partnership Group Entities consistent with past practices.

                           (ii) Except for Permitted Encumbrances, failures that
could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse

Effect or as set forth in the GulfTerra SEC Reports or on Section 3.13(b) of the GulfTerra Disclosure Letter, the GulfTerra Partnership Group Entities have defensible title or enforceable rights to use (or, with respect to pipelines, equipment and other tangible personal property used in connection with the GulfTerra Partnership Group Entities' pipeline operations (collectively, "GulfTerra Pipeline Assets"), title to or interest in the applicable GulfTerra Pipeline Assets sufficient to enable the GulfTerra Partnership Group Entities to conduct their businesses with respect thereto without interference as it is currently being conducted) to all their properties and assets, whether tangible or intangible, real, personal or mixed, free and clear of all liens.

                           (iii) Except for violations that could not reasonably
be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect or as set forth in the GulfTerra SEC Reports or on Section 3.13(c) of the GulfTerra Disclosure Letter, the businesses of the GulfTerra Partnership Group Entities have been and are being operated in a manner which does not violate the terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates and similar rights relating to real property (collectively, "GulfTerra Easements") used by the GulfTerra Partnership Group Entities in such businesses. All GulfTerra Easements are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such businesses, except where the failure of any such GulfTerra Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would have a GulfTerra Material Adverse Effect. Except as set forth in Section 3.13(c) of the GulfTerra Disclosure Letter, there are no special gaps in the GulfTerra Easements that would impair the conduct of such businesses in a manner that could reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect, and no part of the GulfTerra Pipeline Assets is located on property that is not owned in fee by a GulfTerra Partnership Group Entity or subject to an Easement in favor of a GulfTerra Partnership Group Entity, where the failure of such GulfTerra Pipeline Asset to be so located could reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

                  (o) Labor Matters. Except as set forth on Section 3.14 of the GulfTerra Disclosure Letter, none of the GulfTerra Partnership Group Entities
(a) is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization or knows of any claims initiated by any labor organization to represent any of its employees not currently represented by a labor organization or (b) is the subject of any proceeding asserting that it has committed an unfair labor practice or knows of any threatened claims alleging that it has committed an unfair labor practice or
(c) is the subject of any strike, work stoppage or other labor dispute.

                  (p) Employee Benefit Matters.

                           (i) Section 3.15 of the GulfTerra Disclosure Letter
contains a correct and complete list of the GulfTerra Related Employees. Section
3.15 of the GulfTerra Disclosure Letter sets forth separately (A) the aggregate monetary liability that will be payable by any GulfTerra Partnership Group Entity under or with respect to each GulfTerra Plan and each El Paso Plan as a result of the consummation of the transactions contemplated by this Agreement

(without giving effect to Enterprise MLP's or GulfTerra MLP's obligations under Section 4.21 and based on the assumptions set forth in Section 3.15 of the GulfTerra Disclosure Letter) and (B) the maximum aggregate monetary liability of El Paso Parent and its affiliates for severance obligations under all El Paso Plans relating to the GulfTerra Related Employees based on the assumptions set forth in Section 3.15 of the GulfTerra Disclosure Letter. The El Paso Plans described in the preceding sentence are listed in Section 3.15 of the GulfTerra Disclosure Letter and are referred to herein as the "Designated Severance Plans." Except as set forth on Section 3.15 of the GulfTerra Disclosure Letter or otherwise required by Section 4.21, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any GulfTerra Related Employee or any current or former director, officer or employee (or any beneficiary thereof) for which any of the GulfTerra Partnership Group Entities or Enterprise Partnership Group Entities will be liable.

                           (ii) None of the GulfTerra Partnership Group Entities
or any entity required to be aggregated therewith pursuant to Section 414 of the Code has any liability with respect to or based upon any pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code, including a multiemployer pension plan as defined in Section 3(37) of ERISA, other than contingent joint and several liability pursuant to a GulfTerra Plan that is subject to Title IV of ERISA and which has not been terminated.

                           (iii) Although GulfTerra Partnership Group Entities
receive services from personnel on the payroll of El Paso Parent and its affiliates, on the Execution Date, none of the GulfTerra Partnership Group Entities has any employees.

                  (q) Insurance. Each of the GulfTerra Partnership Group Entities and their respective businesses and properties are, and have been continuously since January 1, 2000, insured by reputable and financially responsible insurers in amounts, against risks and losses, and with retentions as are customary for companies conducting their respective businesses. The insurance policies covering the GulfTerra Partnership Group Entities and their respective businesses and properties are in all material respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both would constitute a default thereunder. Section 3.16 of the GulfTerra Disclosure Letter sets forth a correct and complete list of all such policies and, with respect to each such policy, a correct and complete description of (a) the scope of coverage, (b) deductibles and similar amounts, (c) the aggregate limits and available coverage (if less than the aggregate limits) as of the Execution Date and (d) whether such policy is written on a "claims made" or "occurrence" basis. There are no outstanding claims made by any of the insured parties in excess of the deductibles identified on Section 3.16 of the GulfTerra Disclosure Letter that are not covered under such policies, and, to the knowledge of El Paso GP Holdco, there has not occurred any event that might reasonably form the basis of any claim in excess of the deductibles identified on Section 3.16 of the GulfTerra Disclosure Letter that is not covered under such policies.

                  (r) Taxes. Except as set forth in Section 3.17 of the GulfTerra Disclosure Letter: (i) all Tax Returns that were required to be filed by or with respect to any of the GulfTerra Partnership Group Entities have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included, (iii) all Taxes owed by any of the GulfTerra Partnership Group Entities that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to any of the GulfTerra Partnership Group Entities have been satisfied in full in all respects, (v) there are no Encumbrances on any of the assets of any of the GulfTerra Partnership Group Entities that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there is no written claim against the GulfTerra Partnership Group Entities for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to any of the GulfTerra Partnership Group Entities, (vii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of the GulfTerra Partnership Group Entities or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the GulfTerra Partnership Group Entities,
(viii) none of the GulfTerra Partnership Group Entities will be required to include any amount in income for any taxable period beginning after December 31, 2003 as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (ix) none of the GulfTerra Partnership Group Entities is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by any of the GulfTerra Partnership Group Entities pursuant to any such agreement or arrangement or any tax indemnification agreement, (x) none of the GulfTerra Partnership Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a GulfTerra Partnership Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and (xi) at least 90% of the gross income of GulfTerra MLP for each taxable year since its formation has been from sources that GulfTerra MLP's counsel has opined will be treated as "qualifying income" within the meaning of section 7704(d) of the Code.

                  (s) Regulatory Proceedings. Except as set forth in the GulfTerra SEC Reports or in Section 3.18 of the GulfTerra Disclosure Letter, none of the GulfTerra Partnership Group Entities, all or part of whose rates or services are regulated by a Governmental Entity, is a party to any proceeding before a Governmental Entity which could reasonably be expected to result in orders having a GulfTerra Material Adverse Effect, nor to the knowledge of El Paso GP Holdco, has written notice of any such proceeding been received by any of the GulfTerra Partnership Group Entities.

                  (t) Regulation as a Utility. None of the GulfTerra Partnership Group Entities is (a) a "public-utility company" or a "holding company" or (b) a "subsidiary company" or an "affiliate" of a "public-utility company" or a "holding company," as such terms are defined in PUHCA.

                  (u) Futures Trading and Fixed Price Exposure. Prior to the Execution Date and in the ordinary course of business, GulfTerra MLP has established risk parameters to restrict the level of risk that the GulfTerra Partnership Group Entities are authorized to take with respect to the open position resulting from all physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments (the "Open GulfTerra Position") and monitors the compliance by the GulfTerra Partnership Group Entities with such risk parameters. Such risk parameters as of the Execution Date are set forth on
Section 3.20 of the GulfTerra Disclosure Letter. Such risk parameters may be modified only by the GulfTerra MLP. The Open GulfTerra Position is within such risk parameters.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

         Section 4.1 Conduct of Business. El Paso Parent and El Paso GP Holdco shall use their commercially reasonable efforts to cause their respective affiliates to comply with the provisions of Section 5.1 of the Merger Agreement.

         Section 4.2 Access to Information.

                  (a) Subject to Section 4.2(b) and applicable Laws, upon reasonable notice to Michael A. Creel or John E. Smith II with respect to the Enterprise Parties and Bill Manias or Greg Jones with respect to the El Paso Parties, El Paso Parent shall use its commercially reasonable efforts to cause the GulfTerra Partnership Group Entities to afford the officers, employees, counsel, accountants and other authorized representatives and advisors of the Enterprise Parties reasonable access, during normal business hours from the Execution Date until the earlier to occur of the Effective Time and the termination of the Merger Agreement, to GulfTerra Partnership Group Entities' properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the GulfTerra Partnership Group Entities. Subject to Section 4.2(b) and applicable Laws, during such period, El Paso Parent shall use its commercially reasonable efforts to cause the GulfTerra Partnership Group Entities to furnish promptly to the Enterprise Parties all information concerning the disclosing GulfTerra Partnership Group Entities' business, properties and personnel as the Enterprise Parties may reasonably request. Notwithstanding the foregoing, El Paso Parent shall have no obligation to use any efforts to cause the GulfTerra Partnership Group Entities to disclose or provide access to any information the disclosure of which El Paso Parent or the GulfTerra Partnership Group Entities have concluded may jeopardize any privilege available to such parties relating to such information or would be in violation of a confidentiality obligation binding on El Paso Parent or the El Paso Partnership Group.

                  (b) The parties acknowledge that certain information received pursuant to Section 4.2(a) will be non-public or proprietary in nature and as such will be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement. Each party further agrees to be bound by the terms and conditions of the Confidentiality Agreement (except that the term of the Confidentiality Agreement set forth in Section 13 thereof shall be two years from the Execution Date) and to maintain the confidentiality of such Confidential Information in accordance with the Confidentiality Agreement.

         Section 4.3 Certain Filings. El Paso Parent shall use its commercially reasonable efforts, as promptly as practicable following the Execution Date, (a) to cause the GulfTerra Partnership Group Entities to prepare and file with the Federal Trade Commission and the U.S. Department of Justice the appropriate filings and any supplemental information which may be reasonably requested in connection therewith under the HSR Act, (b) to cause GulfTerra MLP to duly call and hold a GulfTerra Unitholders' Meeting as soon as practicable after the Execution Date to consider and vote upon the adoption of the Merger Agreement, (c) to cause GulfTerra MLP to prepare and file with the SEC a joint proxy statement/prospectus to be distributed to the GulfTerra Unitholders and Enterprise Unitholders in connection with the GulfTerra Unitholders' Meeting and Enterprise Unitholders' Meeting (the "Joint Proxy Statement/Prospectus") and to be part of the Registration Statement, and (d) to cause the GulfTerra Partnership Group Entities to make all required filings under applicable state securities and blue sky Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, El Paso Parent or any of the GulfTerra Partnership Group Entities would become subject to general service of process or to taxation or qualification to do business as a foreign partnership doing business in such jurisdiction solely as a result of such filing. The El Paso Parties agree that if they have knowledge prior to the date of the GulfTerra Unitholders' Meeting of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to become false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, they will promptly inform the other parties thereof and use commercially reasonable efforts to cause GulfTerra MLP to take the necessary steps to correct the Joint Proxy Statement/Prospectus. Enterprise MLP will provide GulfTerra MLP, and El Paso Parent will use its commercially reasonable efforts to cause GulfTerra MLP to provide Enterprise MLP, with reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the Joint Proxy Statement/Prospectus or any such amendment or supplement, and further agree that each of them will be provided with such number of copies of all filings made with the SEC as such party shall reasonably request. Enterprise MLP will provide GulfTerra MLP with reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing any such document with the SEC. El Paso Parent shall use its commercially reasonable efforts to prevent GulfTerra MLP from making any filings of the Registration Statement or the Joint Proxy Statement/Prospectus (or any amendments or supplements to either of them) without the consent of Enterprise MLP (which consent shall not be unreasonably withheld, delayed or conditioned).

         Section 4.4 Debt Tender Offers and New Debt Offering.

                  (a) If prior to the Step Two Closing, Enterprise MLP determines to make a cash tender offer for any of the Existing GulfTerra Indebtedness or to solicit consents to amend the related indentures so as to eliminate financial or other covenants or events of default therefrom, then, upon the request of Enterprise MLP, the El Paso Parties shall assist Enterprise MLP with the preparation and distribution of offering materials and provide such other cooperation as Enterprise MLP may reasonably request in connection with any such tender offer or consent solicitation, it being understood that Enterprise MLP shall fund the consummation, and pay the expenses, of any such tender offer. Enterprise MLP shall not launch a tender offer for the Existing GulfTerra Indebtedness before 30 Business Days prior to the Step Two Closing.

                  (b) If Enterprise MLP shall determine to fund any tender offer referred to in this Section 4.4 with the proceeds of an offering of debt securities to be issued on or after the Step Two Closing Date that is to be guaranteed by one or more of GulfTerra MLP and its subsidiaries, then the El Paso Parties shall provide such cooperation as Enterprise MLP may reasonably request in connection with any such offering, including participating in (i) the preparation of the offering documentation and, if the offering is registered under the Securities Act, joining with Enterprise MLP in preparing and filing the related registration statement with the SEC, (ii) due diligence or other meetings with any underwriters or initial purchasers of such indebtedness, (iii) meetings with rating agencies and (iv) road show presentations. Enterprise MLP will provide GulfTerra MLP with a reasonable opportunity to review and comment on any such offering documentation, registration statement, meeting presentation materials and road show presentation materials.

         Section 4.5 No Solicitation.

                  (a) Subject to Section 4.5(b), El Paso Parent and El Paso GP Holdco agree that from and after the Execution Date, they shall terminate all discussions and negotiations with others regarding a sale or other transaction involving (i) 5% or more of any class of equity securities in GulfTerra MLP or Enterprise MLP, as applicable, (ii) any of the membership interests in GulfTerra GP or Enterprise GP, as applicable, (iii) 5% or more of the assets, business (as measured by either net income or revenue) or securities of any of the GulfTerra Partnership Group Entities (other than those permitted under Section 5.1(b) of the Merger Agreement), or (iv) any other transaction similar to the transactions contemplated by the Merger Agreement (each, a "Possible Alternative"), and shall enforce any confidentiality or similar agreement relating to side discussions or negotiations, except for any offerings and sales of securities by GulfTerra MLP or Enterprise MLP, or any offerings of options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that are otherwise permitted by the terms of the Merger Agreement and that could require such person to issue, redeem, purchase or sell any of its equity interests with respect thereto. From and after the Execution Date, El Paso Parent and El Paso GP Holdco shall not, directly or indirectly, nor shall they authorize or permit any of their officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative (a "Representative") retained by them, (A) to solicit, initiate, encourage (including by way of furnishing information or assistance), conduct discussions regarding or engage in negotiations regarding or take any other action to facilitate, any inquiries, or the making of any proposal (including any offer or proposal to its unitholders) which constitutes or may reasonably be expected to lead to a Possible Alternative, (B) to enter into an agreement (including any letter of intent or similar document) with any person, other than the Enterprise Parties, providing for or relating to a Possible Alternative or (C) to make or authorize any statement, recommendation or solicitation in support of any Possible Alternative by any person, other than by the Enterprise Parties.

                  (b) Notwithstanding the provisions of Section 4.4(a), El Paso Parent, El Paso GP Holdco and their Representatives shall be entitled, prior to the GulfTerra Unitholders' Meeting, to take any action otherwise prohibited by
Section 4.4(a) in response to any third party proposal with respect to a Possible Alternative received by any or all of them if (i) the initial proposal from any third party was not received in violation of Section 4.4(a) and contains no financing condition (unless the GulfTerra GP Board of Directors determines in good faith upon advice of counsel that its fiduciary duties require it to consider an applicable proposal where the initial proposal contained a financing condition), (ii) the GulfTerra GP Board of Directors shall have determined, in its good faith judgment, that the proposal, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal, and that such proposal would, in its good faith judgment, if consummated, result in a transaction more favorable to the holders of GulfTerra Common Units (other than the GulfTerra Common Units and GulfTerra Series C Units to be purchased by Enterprise MLP pursuant to this Agreement) than the transactions contemplated hereby (a "Superior Transaction"), and (iii) the GulfTerra GP Board of Directors shall have determined, in its good faith judgment, after consultation with and based on the advice of its legal counsel, that the failure to take such action would be inconsistent with GulfTerra GP's or its Board of Directors' fiduciary duties to holders of GulfTerra Common Units under applicable Law; provided that neither El Paso Parent nor El Paso GP Holdco may enter into negotiations or discussions or supply any information in connection with a Possible Alternative unless it shall have first entered into a confidentiality agreement at least as restrictive as the Confidentiality Agreement, and provided further, that neither El Paso Parent nor El Paso GP Holdco shall take any action prohibited by Section 4.5(a)(B)-(D) (except as expressly required by the immediately preceding proviso) unless the Merger Agreement has first been (or is contemporaneously) terminated. El Paso Parent agrees that it will notify the Enterprise Parties promptly if any inquiry, contact or proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, and thereafter shall keep the Enterprise Parties informed in writing, on a current basis, regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions. Nothing contained in this Agreement shall prevent GulfTerra GP's Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to a Possible Alternative proposal. In addition, for the avoidance of doubt, if such Board of Directors reasonably believes that its fiduciary duties so require, El Paso Parent's Board of Directors or El Paso GP Holdco's Board of Directors, as applicable, may continue to consider any Possible Alternative or Superior Transaction notwithstanding any GulfTerra Reaffirmation with respect to such Possible Alternative or Superior Transaction.

         Section 4.6 GulfTerra Asset Separation. Commencing on the Execution Date such that all such assets shall be transferred by the Step Two Closing Date, El Paso Parent shall, and shall cause its affiliates to, execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization and take such other action as may be necessary to transfer to one of the GulfTerra Partnership Group Entities title to assets of the types described in Section 5.9 of the GulfTerra's Disclosure Letter that are used in the business of the GulfTerra Partnership Group Entities but are owned by El Paso Parent or any of its affiliates (other than a member of the GulfTerra Partnership Group Entities).

         Section 4.7 Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, El Paso Parent shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated under this Agreement and under the Merger Agreement. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Step Two Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective such transactions. The Enterprise Parties shall cause the Enterprise Partnership Group Entities to sell to any of one or more persons (other than El Paso Parent, Enterprise Parent 1, Enterprise Parent 2 or any affiliate of any of them to the extent doing so would violate the El Paso Parent Consent Decree) all of the El Paso Parent Consent Decree Assets; provided, that such sales may be conditioned on the closing of the Merger.

         Section 4.8 No Public Announcement. On the Execution Date, El Paso Parent shall issue with Enterprise MLP and GulfTerra MLP a joint press release with respect to the execution of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby. El Paso Parent shall not issue any other press release or make any other public announcement concerning this Agreement or the Merger Agreement and the transactions contemplated hereby and thereby (other than public announcements at industry road shows and conferences and otherwise as may be required by Law or by obligations pursuant to any listing agreement with the NYSE, in which event it shall, to the extent practicable, notify Enterprise MLP in advance of such public announcement or press release) without the prior approval of Enterprise MLP, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, El Paso Parent may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities Laws.

         Section 4.9 Expenses. Whether or not the transactions contemplated under this Agreement and the Merger Agreement are consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses.

         Section 4.10 FIRPTA Certificate. Concurrently with the closing of the Merger, El Paso Parent shall provide Enterprise MLP with a FIRPTA certificate certifying that neither GulfTerra GP nor GulfTerra MLP is a "foreign person" within the meaning of Treasury Regulation 1.1445-2(b).

         Section 4.11 Termination of G&A Services Agreement. El Paso Parent shall take all actions necessary or appropriate to cause DeepTech International, Inc. and El Paso Field Services, L.P. to terminate the Amended and Restated General and Administrative Services Agreement, dated November 12, 2002, among DeepTech International, Inc., El Paso Field Services, L.P. and GulfTerra MLP, such termination to be effective as of the Effective Time.

         Section 4.12 Agreement Not to Use Exchange Rights. In connection with the transactions to be effected pursuant to the Goldman Agreement, El Paso GP Holdco shall not, and El Paso Parent shall cause El Paso GP Holdco not to, exercise its right under Section 3.11(b)(iii)(B) of the GulfTerra GP LLC Agreement to cause GulfTerra MLP to deliver newly issued Class A Common Units as any portion of the consideration payable by El Paso GP Holdco to Goldman pursuant to the Goldman Agreement.

         Section 4.13 Letter of GulfTerra MLP's Accountants. In connection with the information regarding the GulfTerra Partnership Group Entities or the Merger Transactions provided by the El Paso Parent Parties or the GulfTerra Partnership Group Entities specifically for inclusion in, or incorporation by reference into, the Joint Proxy Statement/Prospectus and the Registration Statement, El Paso Parent shall use its commercially reasonable efforts to cause to be delivered to Enterprise MLP a letter of PricewaterhouseCoopers LLP, dated the date on which the Registration Statement shall become effective and addressed to Enterprise MLP, in form and substance reasonably satisfactory to Enterprise MLP and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         Section 4.14 Regulatory Issues. Unless otherwise agreed to by El Paso Parent and Enterprise MLP, if as a condition to obtaining an agreement from any Governmental Entity not to seek an injunction preventing or delaying the consummation of the Merger Transactions or to satisfy any condition to a consent or approval of any Governmental Entity necessary for the consummation of the transactions contemplated under this Agreement or the Merger Agreement, such Governmental Entity shall require the divestiture (or the execution of a consent decree that contemplates such a divestiture) of any asset of (a) any of the El Paso Field Services Entities (a "Required FS Divestiture"), (b) Enterprise MLP or any of its subsidiaries (other than the El Paso Parent Consent Decree Assets) (a "Required Enterprise Divestiture") or (c) GulfTerra MLP or any of its subsidiaries (a "Required GulfTerra Divestiture" and, together with the Required Enterprise Divestitures, the "Required MLP Divestitures"), or any combination thereof, then the following provisions shall apply:

                  (i) if requested by Enterprise GP, El Paso Parent shall cause any Required FS Divestiture to be consummated;

                  (ii) Enterprise GP agrees to cause an aggregate amount of Required MLP Divestitures up to $150,000,000 in value;

                  (iii) notwithstanding clause (ii) preceding, if the Governmental Entity permits the consummation of either a Required FS Divestiture or a Required MLP Divestiture, then El Paso Parent shall cause the consummation of the Required FS Divestiture; and

                  (iv) if the Governmental Entity permits the consummation of either a Required GulfTerra Divestiture or a Required Enterprise Divestiture, then Enterprise GP shall have the right in its sole discretion to select the divestiture to be consummated.

Notwithstanding anything to the contrary in this Agreement, (A) Enterprise MLP and (with Enterprise MLP's consent) GulfTerra MLP shall have the right to divest any assets as may be required to prevent an injunction preventing or delaying the consummation of the Merger Transactions or to satisfy any condition to a consent or approval of any Governmental Entity necessary for the consummation of the Merger Transactions, (B) subject to clause (C) immediately below, El Paso Parent shall use its commercially reasonable efforts to cause GulfTerra MLP to effect promptly any GulfTerra Required Divestitures recommended by Enterprise MLP, (C) unless otherwise agreed by GulfTerra MLP, all Required GulfTerra Divestitures shall be conditioned on the closing of the Merger, (D) unless otherwise agreed by Enterprise MLP, all Required Enterprise Divestitures shall be conditioned on the closing of the

Merger and (E) unless otherwise agreed by El Paso Parent, all Required FS Divestitures shall be conditioned on the closing of the Merger.

         Section 4.15 Transition Services.

                  (a) In order to facilitate the full transition of operating activities and functions in GulfTerra MLP's business following the Effective Time, for a period of three years commencing on the date of the Merger, upon the request from time to time from Enterprise GP on behalf of GulfTerra MLP or GulfTerra GP, El Paso Parent shall provide or cause to be provided to GulfTerra MLP or GulfTerra GP support services of the same or substantially similar nature which any of the El Paso Parent or its affiliates have provided to GulfTerra MLP or GulfTerra GP during calendar year 2003 ("Transition Services"). El Paso Parent shall perform or cause to be performed the Transition Services in accordance with the Service Standard (as defined below). GulfTerra MLP, upon not less than ten days' written notice from Enterprise GP to El Paso Parent, at any time and from time to time may, as of the date set forth in that notice (which may not precede the end of such 10-day period without El Paso Parent's approval), terminate any or all of the Transition Services. GulfTerra MLP shall reimburse El Paso Parent for 110% of the Direct Costs (as defined below) of the Transition Services provided in accordance with this Section 4.15 and the Service Standard and billed as a direct cost. No later than the tenth Business Day of each calendar month, beginning with the calendar month immediately following Closing, El Paso Parent will submit an invoice to GulfTerra MLP for the Direct Costs incurred during the prior calendar month which invoice shall include reasonable supporting documentation such as the nature and amount of Direct Costs and the Transition Services to which they are attributable. If the date of the Merger is on a day other than the last day of a month, the invoice shall be only for those Transition Services provided from such date until the end of the month in which the Merger took place. GulfTerra MLP shall pay the undisputed portion of each invoice within 30 days after its receipt. Records relating to the Transition Services and invoices shall be maintained by El Paso Parent for a period of two years after an invoice is paid by GulfTerra MLP. Upon reasonable prior notice of not less than five Business Days, GulfTerra MLP (and its representatives and agents) shall have the right to audit and inspect, at its own expense, the books, records and other documents applicable to the Transition Services and invoices during normal business hours at El Paso Parent's Houston, Texas location for a period of two years following the date an invoice is delivered to GulfTerra MLP.

                  (b) As used in this Section 4.15 the term "Service Standard" means, with respect to the standard of performance for the Transition Services performed or caused to be performed under this Section 4.15, the good-faith undertaking, on a commercially reasonable basis, to perform the Transition Services (i) in at least the same quality and manner as the same or comparable services were provided by El Paso Parent or its affiliates during calendar year 2003, and (ii) in all material respects in compliance with all applicable Laws, Environmental Laws and Prudent Industry Practices (as defined below).

                  (c) As used in this Section 4.15, the term "Direct Costs" means the costs or expenses actually incurred by El Paso Parent and affiliates of El Paso Parent to employees and third parties directly attributable to the provision of Transition Services pursuant to this

Section 4.15, but excluding any overhead of El Paso Parent and any overhead and/or profit components that might be charged by an affiliate of El Paso Parent to El Paso Parent.

                  (d) As used in this Section 4.15, the term "Prudent Industry Practices" means, at a particular time, any of the practices, methods and acts which, in the exercise of reasonable judgment, will result in the proper operation and maintenance of the assets owned by GulfTerra MLP and shall include without limitation, the practices, methods and acts engaged in or approved by a significant portion of the industry at such time with respect to assets of the same or similar types as the assets owned by GulfTerra MLP. Prudent Industry Practices is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather is a spectrum of possible practices, methods and acts which could have been expected to accomplish the desired result at a commercially reasonable cost consistent with reliability, safety, timeliness, and all applicable Laws and Environmental Laws. Prudent Industry Practices is intended to mean at least the same standard as the Parties would, in the prudent management of their own properties, use from time to time.

         Section 4.16 Covenants Regarding Unitholders. (a) During the period that commences on the Execution Date and ends on the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except in accordance with the express provisions of this Agreement, each Unitholder, jointly and severally, agrees that it will not, and El Paso Parent agrees that it will not permit any of the Unitholders to, sell, transfer, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to the sale, transfer, assignment or other disposition of, any equity interest of GulfTerra MLP, whether now owned or hereafter acquired, except that El Paso Sub 1 may sell, transfer and convey such number of Common Units as are contemplated to be sold, transferred and conveyed pursuant to the Goldman Agreement.

         Section 4.17 Tax Matters.

                  (a) Enterprise GP and Enterprise MLP, on the one hand, and El Paso Parent and the El Paso Parent Parties, on the other hand, agree and consent to treat the purchase of GulfTerra Units pursuant to Section 2.2(d) as a sale of such GulfTerra Units as described in Treasury Regulation Section 1.708-1(c)(4).

                  (b) Following the Merger, Enterprise MLP shall cause GulfTerra GP to provide a copy of the GulfTerra MLP and GulfTerra GP federal income Tax Returns for any period ending on or before the date of the Merger to El Paso Parent for its review and comment on or before the tenth Business Day prior to the due date (including extensions) for such Tax Returns and use reasonable efforts to consult with El Paso Parent with respect to the preparation of the schedules K-1 relating to such Tax Returns.

         Section 4.18 Allocation of Partnership Liabilities Among Partners. From and after the Step Two Closing for purposes of allocating Nonrecourse Liabilities of Enterprise MLP (including for this purpose any subsidiary or Partially Owned Entity of Enterprise MLP) after the Merger among the partners of Enterprise MLP, Enterprise MLP will to the extent permissible under Treasury Regulation Section 1.752-3 cause such Nonrecourse Liabilities to be allocated among the properties of Enterprise MLP (including for this purpose any subsidiary or Partially

Owned Entity of Enterprise MLP) in such a manner so as to cause the amount of Nonrecourse Liabilities of Enterprise MLP (including for this purpose any subsidiary or Partially Owned Entity of Enterprise MLP) allocated under Treasury Regulation Section 1.752-3(a)(2) to a partner (or a transferee of such partner) to equal the Nonrecourse Liabilities allocated to such partner as a partner of Enterprise MLP or GulfTerra MLP prior to the Merger pursuant to Treasury Regulation Section 1.752-3(a)(2).

         Section 4.19 El Paso Parent Payment. For the three year period immediately following the Effective Time, El Paso Parent shall pay Enterprise MLP an annual amount equal to $18,000,000, $15,000,000 and $12,000,000 for the first, second and third years of such period, respectively, which annual amounts shall be payable in 12 monthly installments on the last day of each whole or partial calendar month during the applicable period, prorated on a daily basis.

         Section 4.20 GulfTerra Employees. Enterprise Parent 1 or an affiliate thereof shall have the right to offer employment effective on the Step Two Closing Date to such GulfTerra Related Employees, if any, as it may choose, in its sole discretion, and El Paso Parent shall and shall cause its affiliates to, cooperate in good faith with Enterprise Parent 1 or any such affiliate in its attempt to employ such individuals, including providing such information as may reasonably be requested by Enterprise Parent 1 or any such affiliate. No GulfTerra Related Employee shall be transferred to a GulfTerra Partnership Group Entity on or prior to the Effective Time. The GulfTerra Related Employees who become employees of Enterprise Parent 1 or an affiliate thereof on the Step Two Closing shall be the "Continuing Employees."

         Section 4.21 GulfTerra Plans. Immediately prior to the Step Two Closing, El Paso Parent will use its commercially reasonable efforts to cause the GulfTerra Partnership Group Entities (a) to withdraw from and cease participating in all GulfTerra Plans and (b) to transfer the sponsorship of all GulfTerra Plans they may sponsor, if any, to El Paso Parent or an affiliate thereof (other than a GulfTerra Partnership Group Entity). Prior to the Effective Time, El Paso Parent shall use commercially reasonable efforts to cause GulfTerra MLP to take all such actions as are necessary to cause any outstanding options to purchase GulfTerra Common Units under the GulfTerra Plans to be exercised or cancelled, including through the repurchase, at reasonable purchase prices, of outstanding options from the holders thereof. El Paso Parent shall cause each Continuing Employee to be 100% vested in his accrued benefits under each GulfTerra Plan and each El Paso Plan intended to be qualified under
Section 401(a) of the Code. As of the Effective Time, El Paso Parent or an affiliate thereof (other than a GulfTerra Partnership Group Entity) shall retain, or assume as the case may be, the sole liability and responsibility for
(i) all claims, benefits, compensation (including accrued vacation and severance) and other employment-based obligations and liabilities to all current and former GulfTerra Related Employees and their beneficiaries (except for any such obligations and liabilities arising from the employment of Continuing Employees with Enterprise Parent 1 or its affiliates following the Step Two Closing) and (ii) all liabilities and obligations under, based upon or arising with respect to any GulfTerra Plans or any El Paso Plan. Enterprise MLP shall reimburse El Paso Parent (or its applicable affiliate) for severance costs incurred by El Paso Parent or such affiliate with respect to a GulfTerra Related Employee listed on Section 3.15 of the GulfTerra Disclosure Letter if (i) such costs are required to be paid by El Paso Parent or such affiliate pursuant to the Designated Severance Plans, (ii) such GulfTerra Related Employee is not a Continuing Employee, and (iii) such GulfTerra Related Employee's employment is terminated by El Paso Parent or such affiliate within 30 days following the Closing; provided that Enterprise MLP's aggregate liability for such reimbursement obligation shall not exceed $14,000,000.

                                    ARTICLE V

                              REMEDIES FOR DEFAULT

         Section 5.1 Indemnity Regarding Section 3.1 Representations and Selected Covenants. Subject to the provisions of this Article V, El Paso Parent and El Paso GP Holdco shall indemnify and hold harmless the Enterprise Parties and their respective affiliates from any and all Damages incurred by any such party or any of their respective affiliates in connection with the breach of a representation or warranty set forth in Section 3.1 or a covenant or agreement (other than a covenant or agreement in Sections 4.1 through 4.4 and 4.12) made by El Paso Parent or El Paso GP Holdco hereunder.

         Section 5.2 Indemnity Regarding Section 3.2 Representations and Selected Covenants. Subject to the provisions of this Article V, El Paso Parent and the Unitholders shall indemnify and hold harmless the Enterprise Parties and their respective affiliates from any and all Damages incurred by any such party or any of their respective affiliates in connection with the breach of a representation or warranty set forth in Section 3.2 or a covenant or agreement made by the Unitholders hereunder.

         Section 5.3 Indemnity Regarding Section 3.3 Representations and Selected Covenants. Subject to the provisions of this Article V, the Enterprise Parties shall indemnify and hold harmless the El Paso Parties and their respective affiliates from any and all Damages incurred by any such party or any of their respective affiliates in connection with the breach of a representation or warranty set forth in Section 3.3 or a covenant or agreement made by such Enterprise Party hereunder.

         Section 5.4 Indemnity Regarding Breach of Section 3.4 Representations and Selected Covenants. Subject to the provisions of this Article V, El Paso Parent and El Paso GP Holdco shall indemnify and hold harmless the Enterprise Parties and their respective affiliates from any and all Damages incurred by any such party or any of their respective affiliates in connection with the breach of a representation or warranty of El Paso GP Holdco set forth in Section 3.4 or a covenant or agreement made by El Paso Parent or El Paso GP Holdco in Section
4.1 through 4.4 or 4.12 hereunder (such Damages, the "Restricted Damages"); provided, that (a) no claim for indemnification for Restricted Damages shall be due and payable unless and until the Merger Agreement is terminated regardless of when such indemnification claim arose or was asserted (and upon termination of the Merger Agreement, any uncontested claim for indemnification asserted prior to such termination shall become due and payable and any contested claim for indemnification asserted prior to such termination shall survive and may continue to be pursued), (b) no claim for indemnification for Restricted Damages shall be brought after 18 months after the date of termination of the Merger Agreement, (c) indemnification for Restricted Damages will only be provided to the extent that such Restricted Damages exceed, in the aggregate, $25,000,000; and (d) El Paso Parent and El Paso GP Holdco shall not be liable for any indemnification claims for Restricted Damages under this Agreement after the aggregate amount of Restricted Damages for which indemnification payments are made hereunder equals an amount equal to the Purchase Price.

         Section 5.5 Survival of Representations. The representations, warranties, covenants and agreements contained in this Agreement or made in any certificate or document delivered pursuant hereto shall survive the Step One Closing and the Step Two Closing regardless of any investigation made by the parties hereto and regardless of any knowledge acquired or capable of being acquired whether before or after the Step One Closing Date and Step Two Closing Date.

         Section 5.6 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

         Section 5.7 Exclusive Remedy. Except as set forth in Section 5.6, the parties agree that the indemnification provisions in this Article V shall be the exclusive remedy of the parties with respect to breaches of representations and warranties and failures to perform covenants or agreements hereunder.

         Section 5.8 General Limitation of Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT AS SET FORTH IN SECTION 5.9, THE ENTERPRISE PARTIES AND THEIR AFFILIATES SHALL NOT BE LIABLE TO THE EL PASO PARTIES AND THEIR AFFILIATES, NOR SHALL THE EL PASO PARTIES AND THEIR AFFILIATES BE LIABLE TO THE ENTERPRISE PARTIES OR THEIR AFFILIATES, FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 5.9 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article V shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party's (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or willful misconduct.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute effective notice:

         If to any of El Paso Corporation, El Paso GP Holdco or any of the Unitholders, addressed to:

         El Paso Corporation
         El Paso Building
         1001 Louisiana
         Houston, Texas 77002
         Attention:  General Counsel
         Telecopy:  (713) 420-2813

         with a copy to:

         Andrews Kurth LLP
         600 Travis, Suite 4200
         Houston, Texas 77002
         Attention:  G. Michael O'Leary
         Telecopy:  (713) 220-4285

         If to any of the Enterprise Parties, addressed to:

         Enterprise Products Partners L.P.
         c/o Enterprise Products GP, LLC
         2727 North Loop West
         Houston, Texas  77008
         Attention:  President
         Telecopy:  (713) 880-6570

         with a copy to:

         Enterprise Products Partners L.P.
         c/o Enterprise Products GP, LLC
         2727 North Loop West
         Houston, Texas  77008
         Attention:  Chief Legal Officer
         Telecopy:  (713) 880-6570

         Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

         Section 6.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each party thereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware (the "Delaware Courts") for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

         Section 6.3 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         Section 6.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

         Section 6.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

         Section 6.6 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

         Section 6.7 Disclosure Letters. Each disclosure identified in the GulfTerra Disclosure Letter and the Enterprise Disclosure Letter or elsewhere in this Agreement constitutes a disclosure by the disclosing party with respect to the specific section of this Agreement identified in the GulfTerra Disclosure Letter or Enterprise Disclosure Letter, as applicable.

                      [The remainder of this page is blank]

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

                                  EL PASO CORPORATION


                                  By: /s/ D. Dwight Scott
                                     ------------------------------------
                                  Name:   D. Dwight Scott
                                  Title:  Chief Executive Officer


                                  GULFTERRA GP HOLDING COMPANY


                                  By: /s/ John Hopper
                                     ------------------------------------
                                  Name:   John Hopper
                                  Title:  Vice President


                                  SABINE RIVER INVESTORS I, L.L.C.


                                  By: /s/ John Hopper
                                     ------------------------------------
                                  Name:   John Hopper
                                  Title:  Vice President


                                  SABINE RIVER INVESTORS II, L.L.C.


                                  By: /s/ John Hopper
                                     ------------------------------------
                                  Name:   John Hopper
                                  Title:  Vice President


                                  EL PASO EPN INVESTMENTS, L.L.C.


                                  By: /s/ John Hopper
                                     ------------------------------------
                                  Name:   John Hopper
                                  Title:  Vice President

                                  ENTERPRISE PRODUCTS GP, LLC


                                  By: /s/ Michael A. Creel
                                     ------------------------------------
                                  Name:   Michael A. Creel
                                  Title:  Executive Vice President


                                  ENTERPRISE PRODUCTS PARTNERS L.P.

                                  By: Enterprise Products GP, LLC
                                        its General Partner


                                        By: /s/ Michael A. Creel
                                           ------------------------------
                                        Name:   Michael A. Creel
                                        Title:  Executive Vice President


                                  ENTERPRISE PRODUCTS GTM, LLC

                                  By: Enterprise Products Operating L.P.,
                                        its sole member


                                      By: Enterprise Products OLPGP, Inc.,
                                          general partner of Enterprise Products
                                          Operating L.P.


                                  By: /s/ Richard H. Bachmann
                                     ------------------------------------
                                  Name:   Richard H. Bachmann
                                  Title:  Executive Vice President

                                   SCHEDULE 1


        Name and Address of                        Class of                Number of
             Unitholder                             Units                    Units
        -------------------                        --------                ---------
EL PASO SUB 1:                               Series A Common Units         8,262,902

Sabine River Investors I, L.L.C.
El Paso Building
1001 Louisiana
Houston, Texas 77002
Attention: General Counsel

EL PASO SUB 2:                               Series A Common Units         2,821,343

Sabine River Investors II, L.L.C.
El Paso Building
1001 Louisiana
Houston, Texas 77002
Attention: General Counsel

EL PASO SUB 3:                               Series C Common Units        10,937,500

El Paso EPN Investments, L.L.C.
El Paso Building
1001 Louisiana
Houston, Texas 77002
Attention: General Counsel


                                  Schedule 1-1

                                                                  Exhibit 2.2(c)


                           SECOND AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                           ENTERPRISE PRODUCTS GP, LLC

                      A DELAWARE LIMITED LIABILITY COMPANY

                           SECOND AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                           ENTERPRISE PRODUCTS GP, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY

                                TABLE OF CONTENTS

                                    ARTICLE 1
                                   DEFINITIONS

1.01  Definitions.........................................................   2
1.02  Construction........................................................   2

                                    ARTICLE 2
                                  ORGANIZATION

2.01  Formation...........................................................   2
2.02  Name................................................................   2
2.03  Registered Office; Registered Agent; Principal Office; Other Offices   2
2.04  Purpose.............................................................   3
2.05  Term................................................................   3
2.06  No State-Law Partnership; Withdrawal................................   3

                                    ARTICLE 3
                           MATTERS RELATING TO MEMBERS

3.01  Members.............................................................   3
3.02  Creation of Additional Membership Interest..........................   3
3.03  Liability to Third Parties..........................................   4

                                    ARTICLE 4
                     CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

4.01  Capital Contributions...............................................   4
4.02  Loans...............................................................   4
4.03  Return of Contributions.............................................   5
4.04  Capital Accounts....................................................   5

                                    ARTICLE 5
                          DISTRIBUTIONS AND ALLOCATIONS

5.01  Distributions.......................................................   6
5.02  Allocations for Capital Account Purposes............................   6
5.03  Allocations for Tax Purposes........................................   8

                                    ARTICLE 6
                                   MANAGEMENT

6.01  Management..........................................................   9
6.02  Board of Directors..................................................  10
6.03  Officers............................................................  14
6.04  Duties of Officers and Directors....................................  16

6.05  Compensation........................................................  17
6.06  Indemnification.....................................................  17
6.07  Liability of Indemnitees............................................  18

                                    ARTICLE 7
                                   TAX MATTERS

7.01  Tax Returns.........................................................  19
7.02  Tax Elections.......................................................  19
7.03  Tax Matters Member..................................................  20

                                    ARTICLE 8
                   BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.01  Maintenance of Books................................................  21
8.02  Reports.............................................................  21
8.03  Bank Accounts.......................................................  21
8.04  Tax Statements......................................................  21

                                    ARTICLE 9
                                  DISPOSITIONS

9.01  Dispositions of Membership Interests................................  21
9.02  Permitted Dispositions of Membership Interests and General
Restrictions..............................................................  22
9.03  Preferential Purchase Right.........................................  23
9.04  Change of Member Control............................................  25

                                   ARTICLE 10
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF MEMBERS

10.01 Representations and Warranties......................................  27
10.02 Subject Business Activities.........................................  27
10.03 Bankrupt Members....................................................  28

                                   ARTICLE 11
                     DISSOLUTION, WINDING-UP AND TERMINATION

11.01 Dissolution.........................................................  28
11.02 Winding-Up and Termination..........................................  29
11.03 Deficit Capital Accounts............................................  30

                                   ARTICLE 12
                                     MERGER

12.01 Authority...........................................................  30
12.02 Procedure for Merger or Consolidation...............................  30
12.03 Approval by Members of Merger or Consolidation......................  31
12.04 Certificate of Merger or Consolidation..............................  32
12.05 Effect of Merger or Consolidation...................................  32

                                   ARTICLE 13
                               GENERAL PROVISIONS

13.01 Notices.............................................................  32

13.02 Entire Agreement; Supersedure.......................................  33
13.03 Effect of Waiver or Consent.........................................  33
13.04 Amendment or Restatement............................................  33
13.05 Binding Effect......................................................  33
13.06 Governing Law; Severability.........................................  33
13.07 Confidentiality.....................................................  34
13.08 Further Assurances..................................................  36
13.09 Waiver of Certain Rights............................................  36
13.10 Counterparts........................................................  36

                                    EXHIBITS

Exhibit A  -Initial Sharing Ratios and Capital Accounts of Members
Exhibit B  -Initial Directors
Exhibit C  -Initial Officers

                           SECOND AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                           ENTERPRISE PRODUCTS GP, LLC

                      A Delaware Limited Liability Company

      THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "AGREEMENT") of ENTERPRISE PRODUCTS GP, LLC, a Delaware limited liability company (the "COMPANY"), dated and effective as of [_______________] (the "EFFECTIVE DATE"), is adopted, executed and agreed to, by and among EPC Partners II, Inc., a Delaware corporation ("ENTERPRISE PARENT 1"), Dan Duncan LLC, a Texas limited liability company ("ENTERPRISE PARENT 2") (Enterprise Parent 1 and Enterprise Parent 2, collectively, "ENTERPRISE PARENT") and GulfTerra GP Holding Company, a Delaware corporation ("EL PASO GP HOLDCO").

                                    RECITALS

      Enterprise Products Company ("ORIGINAL ENTERPRISE PARENT 1") and Enterprise Parent 2 formed the Company on April 9, 1998 with Original Enterprise Parent I as a 95% member and Enterprise Parent 2 as a 5% member. Original Enterprise Parent 1 assigned its 95% membership interest in the Company to Enterprise Parent 1 effective as of July 30, 1998. Shell US Gas & Power LLC (as successor to Tejas Energy, LLC) ("SHELL") acquired a 30% membership interest in the Company from Enterprise Parent 1 effective as of September 17, 1999, and Shell thereupon became a member of the Company. Enterprise Parent 1 reacquired such 30% membership interest from Shell effective as of September 12, 2003, and Shell thereupon ceased to be a member of the Company. El Paso GP Holdco acquired a 50% membership interest in the Company as of the Effective Date.

      The Limited Liability Company Agreement of Enterprise Products GP, LLC was executed effective April 9, 1998, was amended and restated pursuant to a First Amended and Restated Limited Liability Company Agreement dated as of September 17, 1999 and was amended pursuant to Amendment No. 1, dated as of September 19, 2002, to such First Amended and Restated Limited Liability Company Agreement (as so amended, the "EXISTING AGREEMENT").

      Enterprise Parent and El Paso GP Holdco, the only existing Members of the Company, deem it advisable to amend and restate the limited liability company agreement of the Company in its entirety as set forth herein.

                                   AGREEMENTS

      For and in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed by the parties, Enterprise Parent and El Paso GP Holdco hereby agree to amend and restate the Existing Agreement in its entirety as follows:

                                   ARTICLE 1
                                   DEFINITIONS

      1.01 DEFINITIONS. Each capitalized term used herein shall have the meaning given such term in Attachment I.

      1.02 CONSTRUCTION. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) "including" means "including without limitation" and is a term of illustration and not of limitation; (g) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; and (h) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.

                                   ARTICLE 2
                                  ORGANIZATION

      2.01 FORMATION. The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation ("ORGANIZATIONAL CERTIFICATE") on April 9, 1998 with the Secretary of State of the State of Delaware under and pursuant to the Act.

      2.02 NAME. The name of the Company is "Enterprise Products GP, LLC" and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.

      2.03 REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE; OTHER OFFICES. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Organizational Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Organizational Certificate or such other Person or Persons as the Board of Directors may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such a place as the Board of Directors may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Board of Directors may designate.

      2.04 PURPOSE. The purposes of the Company are the transaction of any or all lawful business for which limited liability companies may be organized under the Act; provided, however, that for so long as it is the general partner of the MLP, the Company's sole business will be (a) to act as the general partner or managing member of the MLP and any other partnership or limited liability company of which the MLP is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto and (b) to acquire, own or Dispose of debt or equity securities in the MLP.

      2.05 TERM. The period of existence of the Company commenced on April 9, 1998 and shall end at such time as a Certificate of Cancellation is filed in accordance with Section 11.02(c).

      2.06 NO STATE-LAW PARTNERSHIP; WITHDRAWAL. The Members intend that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Withdrawing Member shall be liable to the Company and the other Members and their Affiliates for all monetary damages suffered by them as a result of such Withdrawal; (b) such other Members shall, in addition thereto, have the rights set forth in Article 11; and (c) such Withdrawing Member shall not have any rights under Section
18.604 of the Act. In no event shall the Company or any Member have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.

                                   ARTICLE 3
                           MATTERS RELATING TO MEMBERS

      3.01 MEMBERS. Enterprise Parent 1 and Enterprise Parent 2 have previously been admitted as Members of the Company, and El Paso GP Holdco is hereby admitted as a Member of the Company effective as of the Effective Date.

      3.02 CREATION OF ADDITIONAL MEMBERSHIP INTEREST. During the period that El Paso GP Holdco (including, for this purpose, Permitted Transferees admitted as Substitute Members pursuant to Section 9.02(a)) maintains the Required Economic Interest, additional Membership Interests may be created and issued to (a) existing Members or (b) other Persons (such other Persons to be admitted to the Company as Members), in each case only with the prior written consent of all existing Members, which consent may be granted or withheld in each such Member's sole discretion, and upon such terms and conditions as the existing Members may unanimously determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable to such Membership Interests, and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The Board of Directors may reflect the creation of any new class or group of Members in an amendment to this Agreement indicating the different rights, powers, and duties thereof; provided, that, during the period that El Paso GP Holdco (including, for this purpose, Permitted

Transferees admitted as Substitute Members pursuant to Section 9.02(a)) maintains the Required Economic Interest, such an amendment must be executed by each of the existing Members. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member and the new Member's ratification of this Agreement and agreement to be bound by it. The provisions of this Section 3.02 shall not apply to a Disposition of a Membership Interest or Change of Member Control, such matters being governed by Article 9. If at any time after El Paso GP Holdco (including, for this purpose, Permitted Transferees admitted as Substitute Members pursuant to Section 9.02(a)) ceases to maintain the Required Economic Interest the Board of Directors proposes to issue additional Membership Interests in the Company in consideration for cash pursuant to this Section 3.02, the Board shall promptly give notice thereof ("ISSUE NOTICE") to each Member, and each Member shall have the right, but not the obligation, to subscribe for such additional Membership Interests in an amount equal to their respective Sharing Ratios within ten Business Days following the receipt of the Issue Notice. The Issue Notice shall state all relevant information with respect to the additional Membership Interests proposed to be created and issued pursuant to the immediately preceding sentence, including the class of Membership Interests to be issued, the rights, powers and duties of Members of such class and the cash price.

      3.03 LIABILITY TO THIRD PARTIES. No Member or beneficial owner of any Membership Interest shall be liable for the debts, obligations or liabilities of the Company.

                                   ARTICLE 4
                     CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

      4.01 CAPITAL CONTRIBUTIONS.

            (a) In exchange for its Membership Interest in the Company, El Paso GP Holdco has contributed to the Company its Class B Membership Interest in GulfTerra Energy Company, L.L.C., a Delaware limited liability company, and Enterprise Parent 2 has made certain Capital Contributions. Original Enterprise Parent I is the assignee of its predecessor's Membership Interest. The parties hereto agree that in no event shall El Paso GP Holdco be required to make any Capital Contribution to the Company in respect of the transactions to be effected by the MLP on the Effective Date, including any Capital Contributions that may be required pursuant to the MLP Agreement in respect of any of those transactions.

            (b) The amount of money and the fair market value (as of the date of contribution) of any property (other than money) contributed to the Company by a Member in respect of the issuance of a Membership Interest to such Member shall constitute a "CAPITAL CONTRIBUTION," and the amount of such Capital Contribution shall be credited to such Member's Capital Account. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

      4.02 LOANS. If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so may, with the consent of the Audit and Conflicts Committee, advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section
4.02 constitutes a loan from the Member to the Company, may bear interest at a rate determined by the Board of Directors from the date of the advance until the date of repayment, and is not a Capital Contribution.

      4.03 RETURN OF CONTRIBUTIONS. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions.

      4.04 CAPITAL ACCOUNTS.

            (a) The Company shall maintain for each Member a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Member's Capital Account shall be increased by (i) the amount of all Capital Contributions made by that Member to the Company and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.04(b) and allocated to that Member pursuant to Section 5.02, and decreased by (A) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property to that Member pursuant to this Agreement and (B) all items of Company deduction and loss computed in accordance with Section 4.04(b) and allocated to that Member pursuant to Section 5.02.

            (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article 5 and is to be reflected in the Members' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

                  (i) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company's Carrying Value with respect to such property as of such date.

                  (ii) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Board of Directors may adopt.

            (c) A Transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.

            (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Membership Interests for cash or Contributed Property, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 5.02 in the same manner as any item of gain or loss actually recognized during such period would have been allocated.

                  (ii). In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 5.02 in the same manner as any item of gain or loss actually recognized during such period would have been allocated.

                                   ARTICLE 5
                          DISTRIBUTIONS AND ALLOCATIONS

      5.01 DISTRIBUTIONS.

            (a) Within 45 days following each Quarter (the "DISTRIBUTION DATE"), the Company shall distribute to each Member, in proportion to its respective Sharing Ratio, 100% of the Company's Available Cash on such Distribution Date. Each distribution in respect of a Membership Interest shall be paid only to the record holder thereof as of the Distribution Date, unless otherwise directed by the record holder.

            (b) Any distributions, redemption payments and liquidation distributions (subject to Section 11.02) shall be paid simultaneously to the Members in accordance with their respective Sharing Ratios.

      5.02 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company's items of income, gain, loss and deduction (computed in accordance with Section 4.04(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

            (a) Except as otherwise required by section 5.02(b), all items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members in accordance with their Sharing Ratios.

            (b) Special Allocations. The following special allocations shall be made for each taxable period:

                  (i) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any taxable period, each Member shall be allocated items of income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.02(b)(i), each Member's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.02(b) with respect to such taxable period (other than an allocation pursuant to Sections 5.02(b)(v) and 5.02(b)(vi)). This Section 5.02(b)(i) is intended to comply with the Member Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (ii) Chargeback of Member Nonrecourse Debt Minimum Gain. Except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.02(b)(ii), each Member's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.02(b), other than Section 5.02(b)(i) and other than an allocation pursuant to Sections 5.02(b)(v) and 5.02(b)(vi), with respect to such taxable period. This Section 5.02(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.02(b)(i) or (ii).

                  (iv) Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.02(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.02 have been tentatively made as if this
      Section 5.02(b)(iv) were not in this Agreement.

                  (v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Sharing Ratios. If the Board of Directors determines in its good faith discretion that the Company's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Board of Directors is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

                  (vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

                  (vii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective Sharing Ratios.

      5.03 ALLOCATIONS FOR TAX PURPOSES.

            (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 5.02.

            (b) To eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

                  (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.02.

                  (ii) (A) In the case of an Adjusted Property, such items shall
      (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.04(d)(i) or 4.04(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.03(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.02.

                  (iii) The Board of Directors shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

                                   ARTICLE 6
                                   MANAGEMENT

      6.01 MANAGEMENT.

            (a) All management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors ("BOARD OF DIRECTORS" or "BOARD") and, subject to the direction of the Board of Directors, the Officers. The Officers and Directors shall each constitute a "manager" of the Company within the meaning of the Act. No Member, by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company's behalf by the Officers, who shall be agents of the Company. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, except as otherwise provided in this Agreement (including Section 6.01(b)), the Board of Directors and the Officers shall have full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

            (b) Notwithstanding any other provision of this Agreement to the contrary, the Company, the Board of Directors and the Officers shall not undertake, either directly or indirectly, any of the actions described in this
Section 6.01(b) unless such action has been approved at a meeting or by written consent by an act of the Board of Directors that includes at least one Enterprise Designated Insider and, during the period that El Paso GP Holdco (including, for this purpose, Permitted Transferees admitted as Substitute Members pursuant to Section 9.02(a)) maintains the Required Economic Interest, one El Paso GP Holdco Designated Insider:

                  (i) any merger or consolidation of the Company;

                  (ii) any merger or consolidation involving the MLP in respect of which the MLP would not control at least 51% of the Voting Power of the surviving entity in the transaction;

                  (iii) any Disposition, whether in one transaction or a series of transactions, of all or substantially all of the properties or assets of the Company or the MLP;

                  (iv) any declaration or payment of any distributions or dividends in respect of Membership Interests other than as permitted under
Section 5.01;

                  (v) make (on behalf of the Company or the MLP) a general assignment for the benefit of creditors;

                  (vi) file (on behalf of the Company or the MLP) a petition or answer seeking for the Company or the MLP a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief;

                  (vii) file (on behalf of the Company or the MLP) a petition or answer seeking for the Company or the MLP a voluntary bankruptcy petition;

                  (viii) file (on behalf of the Company or the MLP) an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or the MLP in (A) a proceeding of the type described in Section 6.01(b)(vi) or Section 6.01(b)(vii) above or (B) any federal or state bankruptcy or insolvency proceeding;

                  (ix) seek, consent or acquiesce (on behalf of the Company or the MLP) to the appointment of a trustee, receiver or liquidator of the Company or the MLP for all or any substantial part of the Company or the MLP's properties; and

                  (x) amending, repealing or modifying this Agreement or the Organizational Certificate in any respect.

      6.02 BOARD OF DIRECTORS.

            (a) Generally. The Board of Directors shall consist of not less than five nor more than ten natural persons. Each of Enterprise Parent 2 and El Paso GP Holdco shall have the right to appoint five of the Directors, of which at least three of each group of five shall meet the independence, qualification and experience requirements of the New York Stock Exchange (each, an "INDEPENDENT DIRECTOR"), and at least two of such three Independent Directors shall also meet the independence, qualification and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations of the SEC, other applicable Law and the charter of the Audit and Conflicts Committee (each, a "SPECIAL INDEPENDENT DIRECTOR"). The five Directors appointed by Enterprise Parent 2 shall be referred to as the "ENTERPRISE APPOINTED DIRECTORS" and the three of such five who are Independent Directors shall be referred to as the "ENTERPRISE INDEPENDENT DIRECTORS." The five Directors appointed by El Paso GP Holdco shall be referred to as the "EL PASO GP HOLDCO APPOINTED DIRECTORS" and the three of such five who are Independent Directors shall be referred to as the "EL PASO GP HOLDCO INDEPENDENT DIRECTORS." Enterprise Parent 2 shall designate one or more of the Enterprise Appointed Directors as "ENTERPRISE DESIGNATED Insiders", and El Paso GP Holdco shall designate one or more of the El Paso GP Holdco Appointed Directors as "EL PASO GP HOLDCO DESIGNATED INSIDERS." Notwithstanding the foregoing, the number of directors appointed by El Paso GP Holdco shall be decreased automatically, and the number of directors appointed by Enterprise Parent 2 shall be increased automatically, upon reductions in El Paso GP Holdco's ownership of Membership Interests, as follows:

                  (i) If El Paso GP Holdco's Membership Interest constitutes between 40%-49.9% of the Outstanding Membership Interests, El Paso GP Holdco shall have the right to appoint four members of the ten-member Board of Directors (of which four members, two shall be Independent Directors), and Enterprise Parent 2 shall have the right to appoint a total of six members of the ten-member Board of Directors (of which group of six, four shall be Independent Directors);

                  (ii) If El Paso GP Holdco's Membership Interest constitutes between 30%-39.9% of the Outstanding Membership Interests, El Paso GP Holdco shall have the right to appoint three members of the ten-member Board of Directors (of which three members, one shall be an Independent Director), and Enterprise Parent 2 shall have the right to appoint a total of seven members of the ten-member Board of Directors (of which group of seven, four shall be Independent Directors);

                  (iii) If El Paso GP Holdco's Membership Interest constitutes between 10%-29.9% of the Outstanding Membership Interests, El Paso GP Holdco shall have the right to appoint one member of the ten-member Board of Directors (and such one member shall not be required to be an Independent Director), and Enterprise Parent 2 shall have the right to appoint a total of nine members of the ten-member Board of Directors (of which group of nine, five shall be Independent Directors); and

                  (iv) If El Paso GP Holdco's Membership Interest constitutes between 0%-9.9% of the Outstanding Membership Interests, El Paso GP Holdco shall not have the right to appoint any member to the Board of Directors, and Enterprise Parent 2 shall have the right to appoint all ten members of the ten-member Board of Directors (of which group of ten, six shall be Independent Directors).

            (b) Appointment of Directors. The initial Enterprise Appointed Directors, Enterprise Independent Directors, Enterprise Designated Insiders, El Paso GP Holdco Appointed Directors, El Paso GP Holdco Independent Directors and El Paso GP Holdco Designated Insiders are listed on Exhibit B. A Director shall serve on the Board of Directors until such time as the applicable Member ceases to be a Member, ceases to have the right to appoint a Director pursuant to
Section 6.02(a) (and at such time El Paso GP Holdco shall specify which of its Directors shall so cease to be a Director, or if El Paso GP Holdco fails to so specify within five Business Days following El Paso GP Holdco's receipt of written notice from Enterprise Parent 2, Enterprise Parent 2 shall so specify), or such Director resigns, dies or is removed by the Member that appointed the Director. Each Member has the right to remove any Director appointed by such Member at any time, and any such removal of a Director from the Board of Directors shall become effective as of the date specified by the applicable Member.

            (c) Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act, other Law or the provisions hereof,

                  (i) each member of the Board of Directors shall have one vote;

                  (ii) except as provided in Section 6.02(c)(iii) and 6.02(c)(iv), the presence at a meeting of a majority of the members of the Board of Director shall constitute a quorum at any such meeting for the transaction of business; provided, however, that (A) if none of the El Paso GP Holdco Appointed Directors are present at any meeting duly called in accordance with Section 6.02(d), the presence at such meeting of five Directors shall constitute a quorum, and (B) during the period that El Paso GP Holdco (including, for this purpose, Permitted Transferees admitted as Substitute Members pursuant to
Section 9.02(a)) maintains the Required Economic Interest, the presence of at least one El Paso GP Holdco Designated Insider shall be required to vote on any actions described in Section 6.01(b);

                  (iii) except as provided in Section 6.02(c)(iv), the act of a majority of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.02(d) at which a quorum is present shall be deemed to constitute the act of the Board of Directors; provided, however, (A) if there is a tie vote among the Board of Directors with respect to any matter brought before them for a vote, and Enterprise Parent 2 Individual is one of the Directors, then the vote of Enterprise Parent 2 Individual shall be the tie-breaking vote and the vote by the Enterprise Parent 2 Individual and other Directors that collectively represent half of the members of the Board of Directors present at a meeting at which a quorum is present shall be deemed to constitute the act of the Board of Directors, and (B) during the period that El Paso GP Holdco (including, for this purpose, Permitted Transferees admitted as Substitute Members pursuant to Section 9.02(a)) maintains the Required Economic Interest, no actions described in Section 6.01(b) shall be approved pursuant to clause (A) of this Section 6.02(c)(iii) absent the approval of at least one El Paso GP Holdco Designated Insider; and

                  (iv) if Subject Business is to be discussed at a meeting of the Board of Directors in accordance with the provisions of Section 10.02, then the notice of such meeting delivered pursuant to Section 6.02(d) shall so specify, and (A) the Directors appointed by any Member whose Affiliate desires to pursue such Subject Business may recuse themselves from any discussions and votes with respect to such Subject Business by the Board, the Company or the MLP, (B) the presence at a meeting of a majority of the members of the Board of Directors (excluding the recused Directors) (the "SUBJECT BUSINESS BOARD") shall constitute a quorum at any such meeting for the transaction of business, and (C) the act of a majority of the members of the Subject Business Board present at a meeting at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

            (d) Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors or meetings of any committee thereof may be called by written request of any member of the Board of Directors or a committee thereof on at least 48 hours prior written notice to the other members of such Board or committee. Each Enterprise Appointed Director and each El Paso GP Holdco Appointed Director shall be entitled to receive ten Days advance written notice of any regular or special meeting of, or any proposal that action by written consent be taken by, the Board of Directors and, unless such notice is given or such advance notice requirement is waived by each Enterprise Appointed Director and each El Paso GP Holdco Appointed Director, no regular or special meeting of the Board of Directors shall have been duly called under, and no action by written consent may be taken pursuant to, this Section 6.01(d). Any such notice, or waiver thereof, shall state the purpose of such meeting. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.02(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Subject to the third preceding sentence, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by all members of the Board of Directors or committee. Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

            (e) Committees.

                  (i) Subject to compliance with this Article 6, committees of the Board of Directors shall have and may exercise such of the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 6.02(e) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, and, subject to
Section 6.02(d), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution. The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit and Conflicts Committee must meet the standards for a Special Independent Director. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit and Conflicts Committee must meet the standards for a Special Independent Director.

                  (ii) In addition to any other committees established by the Board of Directors pursuant to Section 6.02(e)(i), the Board of Directors shall maintain an "AUDIT AND CONFLICTS COMMITTEE," which shall be composed of at least three Special Independent Directors.

During the period that El Paso GP Holdco (including, for this purpose, Permitted Transferees admitted as Substitute Members pursuant to Section 9.02(a)) maintains the Required Economic Interest, the Board shall appoint, as members of the Audit and Conflicts Committee, the lesser of two El Paso GP Holdco Special Independent Directors or the number of Directors that El Paso GP Holdco has the right to appoint pursuant to Section 6.02(a). The Board shall appoint two Enterprise Special Independent Directors as the other members of the Audit and Conflicts Committee. When El Paso GP Holdco (including, for this purpose, Permitted Transferees admitted as Substitute Members pursuant to Section 9.02(a)) ceases to maintain the Required Economic Interest, all of the members of the Audit and Conflicts Committee shall be Enterprise Special Independent Directors. The Audit and Conflicts Committee shall be responsible for (A) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company, the MLP and the OLP required to be considered by, or submitted to, such Audit and Conflicts Committee pursuant to the terms of the MLP Agreement and the Amended and Restated Agreement of Limited Partnership of the OLP, (B) assisting the Board in monitoring (1) the integrity of the MLP's, the OLP's and the Company's financial statements, (2) the qualifications and independence of the MLP's, the OLP's and the Company's independent accountants, (3) the performance of the MLP's, the OLP's and the Company's internal audit function and independent accountants, and (4) the MLP's, the OLP's and the Company's compliance with legal and regulatory requirements, (C) preparing the report required by the rules of the SEC to be included in the MLP's and OLP's annual report on Form 10-K, (D) approving any proposed increases in the administrative services fee payable under the EPCO Agreement, (E) approving or disapproving, as the case may be, entering into any transaction with any Affiliate of a Member, other than any transaction in the ordinary course of business, and (F) performing such other functions as the Board may assign from time to time, or as may be specified in the charter of the Audit and Conflicts Committee.

            (f) Ability of El Paso GP Holdco to Transfer Voting and Other Rights. If, subject to its compliance with Article 9, El Paso GP Holdco elects to Dispose of all (but not less than all) of its Membership Interests in the Company to any Permitted Transferee, such Transferee shall succeed to all of El Paso GP Holdco's rights and obligations under this Agreement, including (i) its consent and preemptive rights with respect to the creation and issuance of additional Membership Interests pursuant to Section 3.02, (ii) its rights pursuant to Section 6.01(b), (iii) its ability to appoint directors pursuant to 6.02(a), (v) its rights pursuant to Section 6.02(c), (vi) its preferential purchase rights pursuant to Section 9.03, and (vii) its consent rights in respect of amendments and restatements of this Agreement pursuant to Section 13.04.

      6.03 OFFICERS.

            (a) Generally. The Board of Directors, as set forth below, shall appoint officers of the Company ("OFFICERS"), who shall (together with the Directors) constitute "managers" of the Company for the purposes of the Act. Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this
Section 6.03.

            (b) Titles and Number. The Officers of the Company shall be the Chairman of the Board (unless the Board of Directors provides otherwise), the Vice Chairman and Chief Executive Officer, the President and Chief Operating Officer, any and all Vice Presidents, the

Secretary, the Chief Financial Officer, any Treasurer and any and all Assistant Secretaries and Assistant Treasurers and the Chief Legal Officer. At the Effective Time, the Chairman of the Board, the Vice Chairman and Chief Executive Officer and the President and Chief Operating Officer shall be the individuals so named on Exhibit C hereto. There shall be appointed from time to time such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire. Any person may hold two or more offices.

            (c) Appointment and Term of Office. The Officers shall be appointed by the Board of Directors at such time and for such term as the Board of Directors shall determine. Any Officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

            (d) President and Chief Operating Officer. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the President, subject to the direction of the Board of Directors, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The President and Chief Operating Officer shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.

            (e) Vice Chairman and Chief Executive Officer. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the Vice Chairman and Chief Executive Officer, subject to the direction of the Board of Directors, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The Vice Chairman and Chief Executive Officer shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.

            (f) Vice Presidents. In the absence of the President, each Vice President appointed by the Board of Directors shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

            (g) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer's absence or inability or refusal to act.

            (h) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board of Directors or the appropriate Officer of the Company may from time to time determine, shall render to the Board of Directors and the President, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Board of Directors or the President may require. The Chief Financial Officer shall have the same power as the President to execute documents on behalf of the Company.

            (i) Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer's absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Board of Directors shall select, shall have the powers and duties conferred upon the Treasurer.

            (j) Chief Legal Officer. The Chief Legal Officer, subject to the discretion of the Board of Directors, shall be responsible for the management and direction of the day-to-day legal affairs of the Company. The Chief Legal Officer shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

            (k) Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

            (l) Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any person such Officer's rights and powers as an Officer to manage the business and affairs of the Company.

            (m) Officers. The Board of Directors shall appoint Officers of the Company to serve from the date hereof until the death, resignation or removal by the Board of Directors with or without cause of such officer:

      6.04 DUTIES OF OFFICERS AND DIRECTORS. Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company and to the Board of Directors by the Officers of the Company and by members of the Board of Directors of the Company shall be the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers and directors, respectively.

      6.05 COMPENSATION. The Officers shall receive such compensation for their services as may be designated by the Board of Directors. In addition, the Officers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. The members of the Board of Directors that are neither Officers nor employees of the Company shall be entitled to compensation as directors and committee members as approved by the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.

      6.06 INDEMNIFICATION.

            (a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each person shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person's status as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Officer, employee, agent or trustee of the Company, or (iii) a person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii), provided, that in each case the person described in the immediately preceding clauses (i),
(ii) or (iii) ("INDEMNITEE") acted in good faith and in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.06 shall be made only out of the assets of the Company.

            (b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.06(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.06.

            (c) The indemnification provided by this Section 6.06 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Officer, employee, agent or trustee of the Company, or (iii) a Person serving at the request of the Company in another entity in a similar capacity, and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

            (d) The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company's activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

            (e) For purposes of this Section 6.06, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee's duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of
Section 6.06(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee's duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

            (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.06 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

            (g) The provisions of this Section 6.06 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

            (h) No amendment, modification or repeal of this Section 6.06 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.06 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

            (i) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION
6.06 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON'S NEGLIGENCE, FAULT OR OTHER CONDUCT.

      6.07 LIABILITY OF INDEMNITEES.

            (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person for losses sustained or liabilities incurred as a result of any act or omission constituting a breach of such Indemnitee's fiduciary duty if such Indemnitee acted in good faith.

            (b) Subject to its obligations and duties as set forth in this
Article 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company's Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.

            (c) Any amendment, modification or repeal of this Section 6.07 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.07 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

                                    ARTICLE 7
                                   TAX MATTERS

      7.01 TAX RETURNS.

            (a) The Board of Directors shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making the elections described in
Section 7.02. Upon written request by the Company, each Member shall furnish to the Board of Directors all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall deliver a copy of each such tax return to the Members within ten Days following the date on which of any such tax return is filed, together with such additional information as may be required by the Members. The Company shall bear the costs of the preparation and filing of its returns.

            (b) The Board of Directors shall cause to be prepared and timely filed (on behalf of the MLP) all federal, state and local tax returns required to be filed by the MLP. The Company shall deliver a copy of each such tax return to the Members within ten Days following the date on which any such tax return is filed, together with such additional information as may be required by the Members.

      7.02 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

            (a) to adopt as the Company's fiscal year the calendar year;

            (b) to adopt the accrual method of accounting;

            (c) if a distribution of the Company's property as described in Code
Section 734 occurs or if a transfer of Membership Interest as described in Code
Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company's properties;

            (d) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

            (e) any other election the Board of Directors may deem appropriate.

Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement (including Section 2.06) shall be construed to sanction or approve such an election. If an election is made under Code Section 754 as provided in clause (c) above, such election may not be revoked without the consent of all Members.

      7.03 TAX MATTERS MEMBER.

            (a) Enterprise Parent 1 shall be the "tax matters member" of the Company pursuant to Section 6231(a)(7) of the Code (the "TAX MATTERS MEMBER"). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a "notice partner" within the meaning of Section 6223 of the Code and will inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the 30th Business Day after becoming aware thereof and, within that time, will forward to each other Member copies of all significant written communications it may receive in that capacity.

            (b) The Tax Matters Member shall take no action (including settling or compromising any material state tax return on behalf of the Company or the MLP or settling or compromising any material claim with respect to taxes of the Company or the MLP) without the authorization of the Board of Directors, other than such action as may be required by Law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

            (c) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board of Directors. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.

            (d) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board of Directors consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

            (e) If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member's intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

                                   ARTICLE 8
                   BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

      8.01 MAINTENANCE OF BOOKS.

            (a) The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company's business and minutes of the proceedings of the Board of Directors and any other books and records that are required to be maintained by applicable Law.

            (b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with generally accepted accounting principles, consistently applied.

      8.02 REPORTS. The Board of Directors shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

      8.03 BANK ACCOUNTS. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

      8.04 TAX STATEMENTS. The Company shall use reasonable efforts to furnish, within 90 Days of the close of each taxable year of the Company, estimated tax information reasonably required by the Members for federal and state income tax reporting purposes.

                                   ARTICLE 9
                                  DISPOSITIONS

      9.01 DISPOSITIONS OF MEMBERSHIP INTERESTS. Except to the extent expressly permitted by this Article 9, no Member may Dispose of all or any part of a Membership Interest. References in this Section 9.01 to Dispositions of a "Membership Interest" shall also refer to Dispositions of a portion of a Membership Interest. Any attempted transfer, sale or other Disposition of all or any part of a Membership Interest, other than in strict accordance with this
Article 9, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article 9 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedies at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (b) the uniqueness of the Company's business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article 9 may be enforced by specific performance.

      9.02 PERMITTED DISPOSITIONS OF MEMBERSHIP INTERESTS AND GENERAL RESTRICTIONS.

            (a) Permitted Dispositions. Any Member may transfer all or any portion of its Membership Interest hereunder to its Parent or any Subsidiary Affiliate of its Parent (such Transferee, a "PERMITTED TRANSFEREE"), and such Permitted Transferee will, subject to Section 9.02(b), be admitted as a Substitute Member and be bound by the terms and conditions of this Agreement. The restrictions in (i) this Section 9.02 shall not apply in the case of a merger or consolidation involving the entire Company, which requires approval pursuant to Section 12.03, (ii) Sections 9.03 and 9.04 shall not apply to Dispositions to Permitted Transferees and (iii) Sections 9.03 and 9.04 shall not apply to any Dispositions by Enterprise Parent, its Permitted Transferees, or its other Transferees and successors at any time after El Paso GP Holdco (including, for this purpose, Permitted Transferees admitted as Substitute Members pursuant to Section 9.02(a)) ceases to maintain the Required Economic Interest, at which time Enterprise Parent, its Permitted Transferees, and its other transferees and successors shall have the right to Dispose of Membership Interests in compliance with Section 9.02(b).

            (b) Admission of Transferee as a Member. Upon compliance with the provisions of this Section 9.02(b) and the other provisions of Article 9, a Transferee has the right to be admitted to the Company as a Member (in such capacity, a "SUBSTITUTED MEMBER"), with the Disposed Membership Interest so transferred to such Transferee.

                  (i) Any Disposition of a Membership Interest and any admission of a Transferee as a Member shall be subject to the following requirements, and such Disposition shall not be effective unless such requirements are complied with; provided, however, that the Board of Directors, in its sole and absolute discretion, may waive any of the following requirements:

                        (A) The following documents must be delivered to the
            Board of Directors and must be reasonably satisfactory, in form and substance, to the Board of Directors:

                              (I) A copy of the instrument pursuant to which the
                  Disposition is effected.

                              (II) An instrument, executed by the Disposing
                  Member and its Transferee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 9.02(b)(i)(A)(I): (a) the notice address of the Transferee;
                  (b) the Transferee's ratification of this Agreement and agreement to be bound by it and assumption of all of the transferor Member's liabilities under this

                  Agreement; (c) representations and warranties by the Disposing Member and its Transferee that the Disposition is being made in accordance with all applicable Laws; and (d) representations and warranties of the Transferee similar to those contained in Section 10.01 hereof.

                        (B) The Disposition must be made pursuant to a valid
            exemption from registration under those Laws and in accordance with those Laws.

                        (C) The Disposing Member and its Transferee shall pay,
            or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition, on or before the tenth Business Day after the receipt by that Person of the Company's invoice for the amount due.

                  (ii) No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

            (c) Clarification Regarding Transfer of Equity Interests in Members. The Disposition by the equity owner(s) of a Member of all or any portion of the equity interests in such Member shall not constitute a Disposition of a Membership Interest for purposes of this Agreement.

      9.03 PREFERENTIAL PURCHASE RIGHT.

            (a) Procedure. If at any time any Member proposes to Dispose of all or a portion of its Membership Interest to anyone other than a Permitted Transferee, the Disposing Member shall promptly give notice thereof ("DISPOSITION NOTICE") to the other Members. Such Disposition Notice shall constitute an offer to sell such Membership Interest and any interest in the MLP to be Disposed of in connection therewith in accordance with this Section 9.03. The Disposition Notice shall include as an attachment the purchase and sale agreement entered into by the Disposing Member, which shall set forth all relevant information with respect to the bona fide third party offer received by the Member (which offer shall be a legal, valid and binding obligation of the potential Transferee) and the proposed Disposition, including the name and address of the prospective Transferee, the Membership Interest (and interest in the MLP, if applicable) that is the subject of the Disposition, the price to be paid for such Membership Interest (and interest in the MLP, if applicable), any other terms and conditions of the offer and proposed Disposition and, if any portion of the purchase price is to be paid in Non-Cash Consideration, the information required by Section 9.03(d). The non-Disposing Members shall have the preferential right ("PREFERENTIAL Right") but not the obligation to acquire in proportion to their ownership of the Company, or as otherwise agreed among such non-Disposing Members, all, but not less than all, of the Membership Interest (and interest in the MLP, if applicable) that is subject to Disposition for 103% of the purchase price proposed to be paid by the potential Transferee pursuant to the immediately preceding sentence (the "PREFERENTIAL PURCHASE PRICE") (which, in the case of Non-Cash Consideration, shall be deemed to be 103% of the fair market value of such Non-Cash Consideration as determined in accordance with Section 9.03(d)), and on the same terms and conditions (other than the purchase price, which shall instead be the

Preferential Purchase Price), as are set forth in the Disposition Notice. Each non-Disposing Member shall have 15 Business Days following the receipt of the Disposition Notice in which to notify the Disposing Member and the Company whether it desires to exercise its Preferential Right, and if it fails to so exercise within such 15 Business Day period, such Member shall be deemed to have waived its Preferential Right (but not any future Preferential Right).

            (b) Closing. If the Preferential Right is exercised in accordance with Section 9.03(a), the closing of the purchase of the Membership Interest (and interest in the MLP, if applicable) shall occur at the principal place of business of the Company on the terms set forth in the Disposition Notice, unless the Disposing Member and the purchasing Member agree upon a different place or date. At the closing, the Disposing Member shall execute and deliver to the purchasing Member an assignment of the Membership Interest (and interest in the MLP, if applicable) that is subject to Disposition, free and clear of Encumbrances other than those created pursuant to this Agreement or the purchasing Member and any other instruments reasonably requested by the purchasing Member to give effect to the purchase. The purchasing Member shall deliver to the Disposing Member in immediately available funds the purchase price provided for in Section 9.03(a). Upon the completion of the closing of the purchase, the Membership Interests, Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.

            (c) Waiver of Preferential Right. If the Members waive or are deemed to have waived the Preferential Right, the Disposing Member shall have the right to Dispose of the Membership Interest (and interest in the MLP, if applicable) described in the Disposition Notice to the proposed Transferee strictly in accordance with the Disposition Notice for a period of 15 Business Days after the expiration of the last applicable period referred to in such Section 9.03(a). If, however, the Disposing Member fails so to Dispose of its Membership Interest within such 15-Business Day period, the proposed Disposition shall again become subject to the Preferential Right in accordance with Section 9.03(a).

            (d) Non-Cash Consideration. If any portion of the purchase price is to be paid in a form other than cash or cash equivalents (including real or personal property, promissory notes, securities, contractual benefits, assumption of liabilities or anything else of value) ("NON-CASH Consideration"), the Disposing Member shall state in its Disposition Notice its determination of the aggregate fair market value of such Non-Cash Consideration. If any non-Disposing Member disagrees with such determination, it shall notify the Disposing Member of such disagreement within ten Business Days of receiving the Disposition Notice. If a dispute as to the aggregate fair market value of the Non-Cash Consideration is not resolved within five Business Days after such notice, the Disposing Member or any non-Disposing Member may require an appraisal by delivering a written notice ("APPRAISAL NOTICE") requesting an independent appraisal. In such event, the value of the Non-Cash Consideration shall be determined by one investment banking firm of nationally-recognized standing, agreed upon by the Disposing Member and the non-Disposing Members objecting to the fair market value of the Non-Cash Consideration stated in the Disposition Notice, or, failing such agreement, appointed by the Presiding Judge of the United States District Court for the Southern District of Texas, Houston Division, pursuant to a petition to compel appraisal. The fair market value of the Non-Cash Consideration shall be the amount determined by the investment banking firm selected in accordance with the immediately preceding sentence. The Disposing Member, on the one hand, and the non-Disposing Members who have disagreed with the Disposing Member's determination of the aggregate fair market value of the Non-Cash Consideration, on the other hand, shall bear the expenses associated with any such appraisal equally.

      9.04 CHANGE OF MEMBER CONTROL.

            (a) Procedure. In the event of a Change of Member Control, the Member with respect to which the Change of Member Control has occurred ("CHANGING Member") shall promptly (and in all events within five Business Days after the Change of Member Control) give notice thereof ("CONTROL NOTICE") to the Company and the other Members. If the Control Notice is not given by the Changing Member as provided above and any other Member becomes aware of such Change of Member Control, such other Member shall have the right to give the Control Notice to the Changing Member, the Company and the other Members. The Company, first, and the other Members, second, shall have the right ("BUY-OUT RIGHT") to acquire the Membership Interest of the Changing Member for the fair market value thereof. For purposes of this Section 9.04, fair market value means the cash value for which a third-party buyer and third-party seller under no compulsion would be willing to buy or sell the Membership Interest of the Changing Member. The Changing Member shall deliver its proposed fair market value ("FMV NOTICE") of its Membership Interest to the Company and the other Members within five Business Days after the delivery of the Control Notice. The Company and each Member shall have 15 Business Days after receipt of the FMV Notice to dispute the fair market value set forth therein by notice to the Changing Member. If the Company or any other Member disputes the fair market value set forth in the FMV Notice, then the parties shall attempt to resolve such dispute. If such dispute is not resolved within 15 Business Days after delivery of the dispute notice, then the fair market value of the Changing Member's Membership Interest shall be determined by one investment banking firm of nationally-recognized standing, agreed upon by the Company, the Changing Member and the other Members or failing such agreement, appointed by the Presiding Judge of the United States District Court for the Southern District of Texas, Houston Division, pursuant to a petition to compel appraisal. If such dispute is submitted to the investment banking firm selected in accordance with the immediately preceding sentence, the fair market value of the Changing Member's Membership Interest shall be the amount determined by such investment banking firm. The fair market value of the Changing Member's Membership Interest determined as set forth in this Section 9.04(a) shall be the "FAIR MARKET VALUE." The Changing Member shall pay the expenses associated with any such appraisal.

            (b) Company Right. The Company shall have the right but not the obligation to acquire all, but not less than all, of the Changing Member's Membership Interest at the Fair Market Value. The Company shall have 15 Business Days following the determination of the Fair Market Value in which to notify the Members whether the Company desires to exercise its Buy-out Right. If the Company fails to exercise its Buy-out Right during such 15 Business Day period, then the Company's Buy-out Right shall be deemed to have been waived for the subject Change of Member Control, but not for any future Change of Member Control.

            (c) Non-Changing Members Right. If the Company fails to exercise its Buy-out Right within 15 Business Days following the determination of the Fair Market Value, each Member (excluding the Changing Member) shall have the right (but not the obligation) to acquire a portion of the applicable Membership Interest that is equal to a fraction, the numerator of which is the Sharing Ratio attributable to the Membership Interest held by such non-Changing Member as of the date of the Control Notice and the denominator of which is the aggregate Sharing Ratios for all Membership Interests held by the non-Changing Members as of the date of the Control Notice. Each Member (other than the Changing Member) shall have 15 Business Days following the determination of the Fair Market Value of such Membership Interest in which to notify the other Members (including the Changing Member) whether such Member desires to exercise its Buy-out Right. A notice in which a Member exercises such Buy-out Right is referred to herein as a "CHANGE EXERCISE NOTICE," and a Member that delivers a Change Exercise Notice is referred to herein as a "CHANGE PURCHASING MEMBER." A Member that fails to exercise its Buy-out Right during such 15 Business Day period shall be deemed to have waived such right for the subject Change of Member Control, but not any right for any future Change of Member Control. If the Change Purchasing Members constitute less than all of the Members (other than the Changing Member), and consequently, there is a portion of the Changing Member's Membership Interest for which such Buy-out Right has not been exercised ("CHANGE UNEXERCISED PORTION"), then each Change Purchasing Member shall have three Business Days following the end of such 15 Business Day period in which to notify the other Change Purchasing Members and the Changing Member whether it desires to acquire the portion of the Change Unexercised Portion that is equal to a fraction, the numerator of which is the Sharing Ratio attributable to the Membership Interest held by such Change Purchasing Member and the denominator of which is the aggregate Sharing Ratios for the Membership Interests held by all Change Purchasing Members. If, at the end of such three Business Day period, there remains a Change Unexercised Portion, then the Change Purchasing Members shall have an additional three Business Day period in which to negotiate among themselves for a mutually-agreeable method of sharing the acquisition of the remaining Change Unexercised Portion. If the Change Purchasing Members are able to reach such agreement during such three Business Day period or if there is no longer a Change Unexercised Portion, then the Buy-out Right shall be deemed exercised by the Change Purchasing Members, and the Changing Member and the Change Purchasing Members shall close the acquisition of the Membership Interest in accordance with Section 9.04(d). If, however, the Change Purchasing Members are unable to reach such agreement during such three Business Day period, then the Buy-out Right shall be deemed to have been waived by the Change Purchasing Members. A Member that fails to exercise a right during any applicable period set forth in this Section 9.04(c) shall be deemed to have waived such right for the subject Change of Member Control, but not any right for any future Change of Member Control.

            (d) Closing. If the Buy-out Right is exercised in accordance with
Section 9.04(b) or (c), the closing of the purchase of the Membership Interest shall occur at the principal place of business of the Company on the 30th Day after the expiration of the last applicable period referred to in such Section 9.04(b) or (c) (or such longer period as may be necessary to comply with any waiting periods imposed by Governmental Authorities or to receive any approvals required by Law, such period not to exceed 180 days after the last applicable period referred to in Section 9.04(b) or (c)), unless the Changing Member and the Company or the Change Purchasing Members, as applicable, agree upon a different place or date. At the closing, the Changing Member shall execute and deliver to the Company or the Change Purchasing Members, as applicable, an assignment of the Membership Interest that is subject to such Change of Member Control free and clear of Encumbrances, other than those created by this Agreement or by the Change Purchasing Members, and any other instruments reasonably requested by the Company or the Change Purchasing Members, as applicable, to give effect to the purchase. The Company or the Change Purchasing Members, as applicable, shall deliver to the Changing Member in immediately available funds the purchase price provided for in Section 9.04(a), and the Membership Interests, Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.

                                   ARTICLE 10
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF MEMBERS

      10.01 REPRESENTATIONS AND WARRANTIES. Each Member represents and warrants as of the date hereof that (a) such Member is duly organized or formed, validly existing, and in good standing under the Law of the state of such Member's incorporation, organization or formation and is duly qualified and in good standing under the Law of any states that require such Member to be so qualified and in good standing in order for the Company to be qualified to do business therein, (b) such Member has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute, agree to and perform such Member's obligations under this Agreement, (c) all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken, (d) such Member has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to Bankruptcy, moratorium, insolvency and principles of equity, and (e) such Member's authorization, execution, delivery and performance of this Agreement does not conflict with any other material agreement or arrangement to which such Member is a party or by which such Member is bound.

      10.02 SUBJECT BUSINESS ACTIVITIES.

            (a) Nothing in this Agreement (except Section 10.02(b)), nor any fiduciary duties, shall prevent Affiliates of the Members from pursuing or engaging in business opportunities, transactions, ventures or other arrangements of any nature or description, without the consent of the other Members of the Company, in which the Company or the MLP or their Controlled Affiliates are engaged or participating, even if the Member Affiliate's pursuit of or engagement in such activity places it in direct competition with the Company, the MLP or their Controlled Affiliates within a relevant market or geographic location ("SUBJECT BUSINESS"); and no Member, nor any Affiliate of a Member, shall have any obligation to present any business opportunity to the Company or the other Members before pursuing or engaging in such opportunity.

            (b) Notwithstanding the foregoing, no Member shall, and each Member shall cause its Affiliates not to, pursue or engage in any Subject Business directly or indirectly, whether by acting as a manager or operator of assets or companies that relate to any Subject Business or by participating in any Subject Business as an owner, investor, joint venturer, member or shareholder or otherwise, if (i) such Member or any of its Affiliates or any of their officers, directors or employees receive Confidential Information regarding such Subject Business from a Director appointed by such Member or a director of the MLP and such Member or its Affiliates use, in a manner competitive or adverse to the Company or the MLP, or disclose such Confidential Information or fail to provide notice to Enterprise Parent of receipt of such

Confidential Information within ten Business Days or (ii) if any of the non-Independent Directors appointed by such Member participate in discussions or review information regarding such Subject Business in their capacities as Directors or Officers of the Company subject to receipt of a notice that conforms to Section 6.02(b)(iv).

      10.03 BANKRUPT MEMBERS. If any Member becomes Bankrupt (a "BANKRUPT Member"), the Company, by approval of a Majority Interest (excluding any Bankrupt Member) or, if the Company does not exercise the relevant option, the non-Bankrupt Members which desire to participate, will have the option, exercisable by notice from the Company or the Members, as the case may be, to the Bankrupt Member (or its representative) at any time prior to the 180th day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Member, to buy, and, on the exercise of this option, the Bankrupt Member or its representative will sell, its Membership Interest. The purchase price will be an amount equal to the fair market value thereof determined by agreement by the Bankrupt Member (or its representative) and the potential purchaser; however, if those Persons do not agree on the fair market value on or before the 90th day following the date of receipt by such potential purchaser of notice of the occurrence of the event causing the Member to become a Bankrupt Member, either such Person, by written notice to the other, may require the determination of fair market value to be made by an independent appraiser specified in such notice. If the Person receiving that notice objects on or before the tenth day following receipt to the independent appraiser designated in that notice, and those Persons otherwise fail to agree on an independent appraiser, either such Person may petition the United States District Judge for the Southern District of Texas then senior in active service to designate an independent appraiser, whose determination of the independent appraiser, however designated, is final and binding on all parties. The Bankrupt Member and the potential purchaser each will pay one-half of the costs of the appraisal and court costs in appointing an appraiser (if any). If the potential purchaser then elects, within ten Days after the fair market value has been decided by agreement or by an independent appraiser, to exercise the purchase option, the purchasing Person will pay the fair market value as so determined in cash on closing. The payment to be made to the Bankrupt Member or its representative pursuant to this Section 10.03 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, and any rights against the Company or its Subsidiaries and its Officers, agents, and representatives and (insofar as the affairs of the Company are concerned) against the Members.

                                   ARTICLE 11
                     DISSOLUTION, WINDING-UP AND TERMINATION

      11.01 DISSOLUTION.

            (a) Subject to Section 11.01(b), the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a "DISSOLUTION EVENT"):

                  (i) the unanimous consent of the Board of Directors;

                  (ii) the dissolution, Withdrawal or Bankruptcy of a Member; or

                  (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

            (b) If a Dissolution Event described in Section 11.01(a)(ii) shall occur and there shall be at least one other Member not subject to a Dissolution Event, the Company shall not be dissolved, and the business of the Company shall be continued, if such Member elects to do so within 90 Days following the occurrence of such Dissolution Event (such election is referred to herein as a "CONTINUATION ELECTION").

      11.02 WINDING-UP AND TERMINATION.

            (a) On the occurrence of a Dissolution Event not subject to a Continuation Election, the Board of Directors shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Directors. The steps to be accomplished by the liquidator are as follows:

                  (i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

                  (ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

                  (iii) all remaining assets of the Company shall be distributed to the Members as follows:

                        (A) the liquidator may sell any or all Company property,
            including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Member in accordance with the provisions of Articles 4 and 5;

                        (B) with respect to all Company property that has not
            been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable Disposition of that property for the fair market value of that property on the date of distribution; and

                        (C) after adjusting the Capital Accounts for all
            distributions made under Section 5.01 and all allocations under
            Article 5, Company property

            (including cash) shall be distributed to all of the Members in amounts equal to the Members' positive Capital Account balances; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

            (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company's property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 11.02.

            (c) On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

      11.03 DEFICIT CAPITAL ACCOUNTS. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member's Capital Account.

                                   ARTICLE 12
                                     MERGER

      12.01 AUTHORITY. Subject to Section 6.01(b), the Company may merge or consolidate with one or more limited liability companies, corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other jurisdiction, pursuant to a written agreement of merger or consolidation ("MERGER AGREEMENT") in accordance with this Article 12.

      12.02 PROCEDURE FOR MERGER OR CONSOLIDATION. Merger or consolidation of the Company pursuant to this Article 12 requires the prior approval of the Board of Directors in compliance with Section 6.01(b). If the Board of Directors shall determine, in compliance with Section 6.01(b), to consent to the merger or consolidation, the Board of Directors shall approve the Merger Agreement, which shall set forth:

            (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

            (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation ("SURVIVING BUSINESS ENTITY");

            (c) The terms and conditions of the proposed merger or consolidation;

            (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

            (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

            (f) The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 12.04 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and

            (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board of Directors.

      12.03 APPROVAL BY MEMBERS OF MERGER OR CONSOLIDATION.

            (a) The Board of Directors, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Members whether at a meeting or by written consent. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

            (b) Subject to Section 6.01(b), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of at least a Majority Interest unless the Merger Agreement contains any provision which, if contained in an amendment to this Agreement, the provisions of this Agreement or the Act would require the vote or consent of a greater percentage of the Membership Interest or of any class thereof, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

            (c) After such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or consolidation pursuant to Section 12.04, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

      12.04 CERTIFICATE OF MERGER OR CONSOLIDATION. Upon the required approval by the Board of Directors and the Members of a Merger Agreement, a certificate of merger or consolidation shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act.

      12.05 EFFECT OF MERGER OR CONSOLIDATION.

            (a) At the effective time of the certificate of merger or consolidation:

                  (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were property of each constituent business entity;

                  (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

                  (iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and

                  (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

            (b) A merger or consolidation effected pursuant to this Article 12 shall not (i) be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article 11 of this Agreement or under the applicable provisions of the Act.

                                   ARTICLE 13
                               GENERAL PROVISIONS

      13.01 NOTICES. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or in the instrument specified in Section 9.02(b)(i)(A)(I) or (II), or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Whenever any notice is required to be given by Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

      13.02 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement constitutes the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

      13.03 EFFECT OF WAIVER OR CONSENT. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

      13.04 AMENDMENT OR RESTATEMENT. This Agreement may be amended or restated only by a written instrument executed by all Members. Notwithstanding the foregoing, each Member agrees that the Board of Directors, without the approval of any Member, may amend any provision of this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect any change that is expressly permitted under this Agreement or does not adversely affect the Members in any material respect; provided, however, that any amendment to the following rights of El Paso GP Holdco or its successors or Permitted Transferees shall be deemed to materially affect the Members: (a) the consent and preemptive rights with respect to the creation and issuance of additional Membership Interests pursuant to Section 3.02, (b) the rights pursuant to Section 6.01(b),
(c) the rights to appoint directors pursuant to 6.02(a), (d) the rights pursuant to Section 6.02(c), (e) the preferential purchase rights pursuant to Section 9.03, and (f) the consent rights in respect of amendments and restatements of this Agreement pursuant to this Section 13.04.

      13.05 BINDING EFFECT. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

      13.06 GOVERNING LAW; SEVERABILITY. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Organizational Certificate, or (b) any mandatory, non-waivable provision of the Act, such provision of the Organizational Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law, and (b) the Members or Directors (as the case may be) shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

      13.07 CONFIDENTIALITY.

            (a) Except as permitted by Section 13.07(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, (ii) each Member shall cause its and its Affiliates' directors, officers and employees to keep confidential all Confidential Information and to not disclose any Confidential Information to any Person, and (iii) each Member shall use the Confidential Information only in connection with the Company.

            (b) Notwithstanding Section 13.07(a), but subject to the other provisions of this Section 13.07, a Member may make the following disclosures and uses of Confidential Information:

                  (i) disclosures to another Member in connection with the Company;

                  (ii) disclosures and uses that are approved by the Board of Directors;

                  (iii) disclosures to an Affiliate of such Member (A) necessary for obtaining board approvals or as reasonably required for reporting purposes, and (B) on a "need to know" basis in furtherance of the business of the Company, if such Affiliate has agreed to abide by the terms of this Section 13.07;

                  (iv) disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company or a Member to provide services in connection with the Company and has agreed to abide by the terms of this Section 13.07;

                  (v) disclosures to a bona fide potential direct or indirect purchaser of such Member's Membership Interest, if such potential purchaser has agreed to abide by the terms of this Section 13.07;

                  (vi) disclosures to recognized financial institutions that are lenders or bona fide potential lenders to such Member, if such financial institution has agreed to abide by the terms of this Section 13.07;

                  (vii) disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law or securities exchange requirements; provided, however, that prior to any such disclosure, such Member shall, to the extent legally permissible:

                        (A) provide the Board of Directors with prompt notice of
            such requirements so that one or more of the Members may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 13.07(b)(vii);

                        (B) consult with the Board of Directors on the
            advisability of taking steps to resist or narrow such disclosure;
            and

                        (C) cooperate with the Board of Directors and with the
            other Members in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (I) to furnish only that portion of the Confidential Information that, in the opinion of such Member's counsel, such Member is legally required to disclose, and
            (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

            (c) Each Member shall take such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this Section 13.07 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 13.07.

            (d) Promptly after its withdrawal, a Withdrawing Member shall destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 13.07, a Withdrawing Member may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of preparing such Member's tax returns and defending audits, investigations and proceedings relating thereto; provided, however, that the Withdrawing Member must notify the Board of Directors in advance of such retention and specify in such notice the stated period of such retention.

            (e) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 13.07, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 13.07 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

            (f) The obligations of the Members under this Section 13.07 (including the obligations of any Withdrawing Member) shall terminate on the second anniversary of the filing of a Certification of Cancellation pursuant to
Section 11.02(c) of this Agreement following dissolution and winding up of the Company.

      13.08 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

      13.09 WAIVER OF CERTAIN RIGHTS. To the extent permitted by the Act and other Law, each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

      13.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

                                       MEMBERS:

                                       EPC PARTNERS II, INC.

                                       By:
                                           ------------------------------------
                                       Name:
                                             ----------------------------------
                                       Title:
                                              ---------------------------------


                                       DAN DUNCAN LLC

                                       By:
                                           ------------------------------------
                                       Name:
                                             ----------------------------------
                                       Title:
                                              ---------------------------------


                                       GULFTERRA GP HOLDING COMPANY

                                       By:
                                           ------------------------------------
                                       Name:
                                             ----------------------------------
                                       Title:
                                              ---------------------------------

                                  Attachment I

                                  DEFINED TERMS

            ACT - the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

            ADJUSTED CAPITAL ACCOUNT - the Capital Account maintained for each Member as of the end of each fiscal year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.02(b)(i) or (ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

            ADJUSTED PROPERTY - any property the Carrying Value of which has been adjusted pursuant to Section 4.04(d)(i) or 4.04(d)(ii).

            AFFILIATE - with respect to any Person, each Person Controlling, Controlled by or under common Control with such first Person; provided, however, that for purposes of this Agreement, the Company shall be deemed not to be an Affiliate of any Member or its Affiliates.

            AGREED VALUE - with respect to any Contributed Property, the fair market value of such property or other consideration at the time of contribution as determined by the Board of Directors using such reasonable method of valuation as it may adopt. The Board of Directors shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property. The Agreed Value of the property contributed to the Company by El Paso GP Holdco is $ 425,000,000.

            AGREEMENT - this Second Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, as the same may be amended, modified, supplemented or restated from time to time.

            APPRAISAL NOTICE - Section 9.03(d).

            AUDIT AND CONFLICTS COMMITTEE - Section 6.02(e)(ii).

            AVAILABLE CASH - as of any Distribution Date, (A) all cash and cash equivalents of the Company on hand on such date, less (B) the amount of any cash reserves (including any reserves anticipated for any purchase by the Company of additional equity of the MLP pursuant to the Company's exercising its preemptive rights under the MLP Agreement) (x) determined to be appropriate by the Board of Directors and (y) during the period that El Paso GP Holdco (including, for this purpose, Permitted Transferees admitted as Substitute Members pursuant to
Section 9.02(a)) maintains the Required Economic Interest, consented to by each Member, which consent shall not be unreasonably withheld.

            BANKRUPT MEMBER - Section 10.03.

            BANKRUPTCY OR BANKRUPT - with respect to any Person, that (a) such Person (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is insolvent, or has entered against such Person an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause
(a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties; or (b) 120 Days have passed after the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, if the proceeding has not been dismissed, or 90 Days have passed after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties, if the appointment is not vacated or stayed, or 90 Days have passed after the date of expiration of any such stay, if the appointment has not been vacated.

            BOARD OF DIRECTORS OR BOARD - Section 6.01(a).

            BOOK-TAX DISPARITY - with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

            BUSINESS DAY - any Day other than a Saturday, a Sunday or a Day on which national banking associations in the State of Texas are authorized or required by Law to close.

            BUY-OUT RIGHT - Section 9.04(a).

            CAPITAL ACCOUNT - the account to be maintained by the Company for each Member in accordance with Section 4.04.

            CAPITAL CONTRIBUTION - Section 4.01(b).

            CARRYING VALUE - (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members' and assignees' Capital Accounts in respect of such

Contributed Property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.04(d)(i) and 4.04(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Board of Directors. The aggregate Carrying Value of the Company's property after adjustment pursuant to Section 4.04(d)(i) immediately before the admission of El Paso GP Holdco and after taking into account any cash contributions, if any, made by Enterprise Parent 1 or Enterprise Parent 2 in connection with the consummation of the transactions contemplated by the Merger Agreement, was $425,000,000.

            CHANGE EXERCISE NOTICE - Section 9.04(c).

            CHANGE OF MEMBER CONTROL - means, in the case of any Member, an event (such as a Disposal of voting securities) or series of related events that result in (i) a Member ceasing to be Controlled by the Person that was such Member's Parent immediately prior to such event, or (ii) a Required Economic Interest ceasing to be owned, directly or indirectly, by the Person that was such Member's Parent immediately prior to such event.

            CHANGE PURCHASING MEMBER - Section 9.04(c).

            CHANGE UNEXERCISED PORTION - Section 9.04(c).

            CHANGING MEMBER - Section 9.04(a).

            CODE - the Internal Revenue Code of 1986, as amended from time to time.

            COMPANY - initial paragraph.

            COMPANY MINIMUM GAIN - that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

            CONFIDENTIAL INFORMATION - information and data (including all copies thereof) regarding or produced by a Member, the Company, the MLP or their controlled Affiliates that is furnished or submitted by or on behalf of a Member or the Company, whether oral, written, or electronic, to the Company (including its directors, officers and employees) or another Member. Notwithstanding the foregoing, the term "Confidential Information" shall not include any information that: (a) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly in contravention of this Agreement; (b) as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to its disclosure; or (c) has been independently acquired or developed by a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.

            CONTINUATION ELECTION - Section 11.01(b).

            CONTRIBUTED PROPERTY - each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.04(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

            CONTROL - shall mean the possession, directly or indirectly, of the power and authority to direct or cause the direction of the management and policies of a Person, whether through ownership or control of Voting Stock, by contract or otherwise.

            CONTROL NOTICE - Section 9.04(a).

            DAY - a calendar Day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

            DELAWARE GENERAL CORPORATION LAW - Title 8 of the Delaware Code, as amended from time to time.

            DIRECTOR - each member of the Board of Directors elected as provided in Section 6.02.

            DISPOSE, DISPOSING OR DISPOSITION - with respect to any asset (including a Membership Interest or any portion thereof), any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law.

            DISPOSITION NOTICE - Section 9.03(a).

            DISSOLUTION EVENT - Section 11.01(a).

            DISTRIBUTION DATE - Section 5.01(a).

            ECONOMIC RISK OF LOSS - has the meaning set forth in Treasury Regulation Section 1.752-2(a).

            EFFECTIVE DATE - initial paragraph.

            EL PASO GP HOLDCO - initial paragraph.

            EL PASO GP HOLDCO APPOINTED DIRECTORS - Section 6.02(a).

            EL PASO GP HOLDCO DESIGNATED INSIDERS - Section 6.02(a).

            EL PASO GP HOLDCO INDEPENDENT DIRECTORS - Section 6.02(a).

            ENCUMBER, ENCUMBERING, or ENCUMBRANCE - the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

            ENTERPRISE PARENT - initial paragraph.

            ENTERPRISE PARENT 1 - initial paragraph.

            ENTERPRISE PARENT 2 - initial paragraph.

            ENTERPRISE PARENT 2 INDIVIDUAL - [Dan Duncan].

            ENTERPRISE APPOINTED DIRECTORS - Section 6.02(a).

            ENTERPRISE DESIGNATED INSIDERS - Section 6.02(a).

            ENTERPRISE INDEPENDENT DIRECTORS - Section 6.02(a).

            EPCO AGREEMENT -- _________.

            EXISTING AGREEMENT - Recitals.

            FAIR MARKET VALUE - Section 9.04(a).

            FMV NOTICE - Section 9.04(a).

            INDEMNITEE - Section 6.06(a).

            INDEPENDENT DIRECTOR - Section 6.02(a).

            ISSUE NOTICE - Section 3.02.

            LAW - any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.

            MAJORITY INTEREST - with respect to any matter, Members holding Sharing Ratios possessing a majority of the voting power of all Outstanding Membership Interests entitled to vote with respect to such matter.

            MEMBER - any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

            MEMBER NONRECOURSE DEBT - has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

            MEMBER NONRECOURSE DEBT MINIMUM GAIN - has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

            MEMBER NONRECOURSE DEDUCTIONS - any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

            MEMBERSHIP INTEREST - with respect to any Member, (a) that Member's status as a Member; (b) that Member's share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

            MERGER AGREEMENT - Section 12.01.

            MLP - Enterprise Products Partners L.P., a Delaware limited partnership.

            MLP AGREEMENT - the Third Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of May 15, 2002, as amended, supplemented, amended and restated, or otherwise modified from time to time.

            NET AGREED VALUE - (a) in the case of any Contributed Property, the fair market value of such property reduced by any liability either assumed by the Company upon such contribution or to which such property is subject when contributed, as determined under Section 752 of the Code; provided, however, the fair market value of the property contributed to the Company by El Paso GP Holdco will be deemed to be the Agreed Value of such Contributed Property, and
(b) in the case of any property distributed to a Member or Transferee by the Company, the Company's Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member or Transferee upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code.

            NON-CASH CONSIDERATION - Section 9.03(d).

            NONRECOURSE BUILT-IN GAIN - with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 5.03(b) if such properties were disposed of in a taxable transaction in full satisfaction of such Nonrecourse Liabilities and for no other consideration.

            NONRECOURSE DEDUCTIONS - any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

            NONRECOURSE LIABILITY - has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

            OFFICERS - any person elected as an officer of the Company as provided in Section 6.03(a), but such term does not include any person who has ceased to be an officer of the Company.

            OLP - Enterprise Products Operating L.P., a Delaware limited partnership.

            ORGANIZATIONAL CERTIFICATE - Section 2.01.

            ORIGINAL ENTERPRISE PARENT 1 - Recitals.

            OUTSTANDING - with respect to the Membership Interest, all Membership Interests that are issued by the Company and reflected as outstanding on the Company's books and records as of the date of determination.

            PARENT - means the Person that Controls and owns a Required Economic Interest in a Member and that has no other Person that Controls and owns a Required Economic Interest in it; provided that (i) for so long as El Paso Corporation (or any successor by merger, consolidation or other business combination) Controls and owns a Required Economic Interest in a Member, it will be the Parent of such Member, and (ii) for so long as Enterprise Parent 1 and Enterprise Parent 2 (in each case, or any successor by merger, consolidation or other business combination) Control and own a Required Economic Interest in one or more Members, they will be the Parents of such Members.

            PERMITTED TRANSFEREE - Section 9.02(a).

            PERSON - a natural person, partnership (whether general or limited), limited liability company, governmental entity, trust, estate, association, corporation, venture, custodian, nominee or any other individual or entity in its own or any representative capacity.

            PREFERENTIAL PURCHASE PRICE - Section 9.03(a).

            PREFERENTIAL RIGHT - Section 9.03(a).

            QUARTER - unless the context requires otherwise, a calendar quarter.

            REQUIRED ECONOMIC INTEREST - the right, directly or indirectly, to more than 25% of the distributions from the Company (including liquidating distributions).

            RESIDUAL GAIN or RESIDUAL LOSS - any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to
Section 5.03(b)(i)(A) or 5.03(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

            SEC - the United States Securities and Exchange Commission.

            SHARING RATIO - subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests,
(a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member's Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interest issued pursuant to Section 3.02, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

            SHELL - Recitals.

            SPECIAL INDEPENDENT DIRECTOR - Section 6.02(a).

            SUBJECT BUSINESS - Section 10.02(a).

            SUBJECT BUSINESS BOARD - Section 6.02(c)(iv).

            SUBSIDIARY - with respect to any relevant Person, (a) a corporation of which more than 50% of the Voting Stock is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person or a combination thereof, (b) a partnership (whether general or limited) in which such relevant Person, one or more Subsidiaries of such relevant Person or a combination thereof is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such relevant Person, one or more Subsidiaries of such relevant Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such other Person.

            SUBSIDIARY AFFILIATE - means, with respect to any Member and its Parent, any direct or indirect wholly owned Subsidiary of such Parent.

            SUBSTITUTED MEMBER - Section 9.02(b).

            SURVIVING BUSINESS ENTITY - Section 12.02(b).

            TAX MATTERS MEMBER - Section 7.03.

            TRANSFEREE - any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that, a Transferee shall have no right to be admitted to the Company as a Member except in accordance with Section 9.02(b). The Transferee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member's Membership Interest is assigned by order of the bankruptcy court or other governmental authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

            TREASURY REGULATIONS - the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

            UNREALIZED GAIN - attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 4.04(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.04(d) as of such date).

            UNREALIZED LOSS - attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.04(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 4.04(d)).

            VOTING POWER - means, with respect to any Person, the possession of direct or indirect equity interests in such Person qualified, in the absence of contingencies, to vote for the election of directors (or Persons with management authority performing similar functions) of such Person.

            WITHDRAW, WITHDRAWING AND WITHDRAWAL - the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interest (which are governed by Article
9), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

                                   EXHIBIT A

MEMBER                              SHARING RATIO(1)     CAPITAL ACCOUNT(2)
------                              ----------------     ------------------
EPC Partners II, Inc.                           %        $
Dan Duncan LLC                                  %        $
                                          ------         ------------------
                                              50%        $      425,000,000

GulfTerra GP Holding Company                  50%        $      425,000,000


ADDRESSES:

EPC Partners II, Inc.

---------------------------------

---------------------------------

---------------------------------

Dan Duncan LLC

---------------------------------

---------------------------------

---------------------------------

GulfTerra GP Holding Company

---------------------------------

---------------------------------

---------------------------------




----------
(1) EPC Partners II, Inc. and Dan Duncan LLC to collectively equal 50%, and GulfTerra GP Holding Company to equal 50%.

(2) EPC Partners II, Inc. and Dan Duncan LLC to collectively equal $425,000,000, and GulfTerra GP Holding Company to equal $425,000,000.



                                   Exhibit A

                                    EXHIBIT B

                                INITIAL DIRECTORS

                                    [To Come]


                                    Exhibit B

                                    EXHIBIT C

                                INITIAL OFFICERS

1.  Chariman                                                       D. Duncan

2.  President and Chief Operating Officer                          R. Phillips

3.  Vice Chairman and Chief Executive Officer                      O. Andras


                                   Exhibit D